The information in this prospectus supplement and the prospectus is not complete and may be changed. This prospectus supplement and the prospectus are not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 2, 2009

PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated February 13, 2009)	FILE NO. 333-157351

$700,000,000

NRG ENERGY, INC.

     % SENIOR NOTES DUE 2019

We will pay interest on the notes on           and           of each year, beginning          , 2009. The notes will mature on          , 2019. We may redeem some or all of the notes at any time at redemption prices described in this prospectus supplement.

The notes will be unsecured obligations and rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $5,000.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

	Per Note		Total

Public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to NRG Energy, Inc.		%	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject any orders in whole or in part. The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about June   , 2009.

Joint Book-Running Managers

MORGAN STANLEY	CITI

Senior Co-Manager

BANC OF AMERICA SECURITIES LLC

Co-Managers

BNP PARIBAS	ING WHOLESALE	NATIXIS BLEICHROEDER INC.

RBS	TD SECURITIES	WEDBUSH MORGAN SECURITIES INC.

The date of this prospectus supplement is          , 2009

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii
WHERE YOU CAN FIND MORE INFORMATION	S-ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	S-ii
MARKET AND INDUSTRY DATA	S-iv
SUMMARY	S-1
RISK FACTORS	S-8
USE OF PROCEEDS	S-12
CAPITALIZATION	S-13
RATIO OF EARNINGS TO FIXED CHARGES	S-14
DESCRIPTION OF THE NOTES	S-15
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS AND PREFERRED STOCK	S-61
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-65
UNDERWRITING	S-70
LEGAL MATTERS	S-71

Prospectus
About This Prospectus	i
Our Company	1
Risk Factors	1
Forward-Looking Statements	1
Use of Proceeds	3
Ratio of Earnings to Fixed Charges	3
Description of Debt Securities and Guarantees	3
Description of Preferred Stock	5
Description of Common Stock	8
Plan of Distribution	9
Legal Matters	9
Experts	9
Where You Can Find More Information	9
Incorporation of Certain Information by Reference	10

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospectus may have changed since those dates.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “UNDERWRITING.” THESE ACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference.”

Unless the context requires otherwise, the terms “NRG,” “we,” “our,” and “us” refer to NRG Energy, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material may be obtained by mail, upon payment of the Commission’s prescribed rates, by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and also may be obtained without charge from the Commission’s website at http://www.sec.gov.

This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

NRG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith files annual, quarterly and special reports, proxy statements and other information with the SEC. The following documents filed by NRG with the SEC are hereby incorporated by reference and considered to be a part of this prospectus supplement:

•	NRG’s annual report on Form 10-K for the year ended December 31, 2008 (filed on February 12, 2009) as amended by the Form 10-K/A filed on April 30, 2009.

•	NRG’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 (filed on April 30, 2009).

•	NRG’s current reports on Form 8-K filed on January 7, 2009, Form 8-K filed on January 30, 2009, Form 8-K filed on February 19, 2009, Form 8-K filed on February 20, 2009, Form 8-K filed on February 26, 2009, Form 8-K filed on February 27, 2009, Form 8-K filed on March 2, 2009, Form 8-K filed on March 24, 2009, Form 8-K filed on April 27, 2009, Form 8-K filed on May 4, 2009, Form 8-K filed on May 7, 2009 and Form 8-K filed on May 14, 2009.

S-ii

Nothing in this prospectus supplement shall be deemed to incorporate information furnished to, but not filed with, the SEC, including, but not limited to, information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit to such Form 8-K.

Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed above and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but before the end of the offerings that may be made under this prospectus supplement, are incorporated by reference herein.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in this prospectus. Any such request should be directed to:

NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500
Attention: General Counsel

You should rely only on the information contained in this prospectus supplement, the attached prospectus, the documents incorporated by reference and any written communication from us or the Underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference into this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement or the date of the date document incorporated by reference, as applicable. NRG’s business, financial condition, results of operations and prospects may have changed since that date.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, and the documents incorporated herein by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believes,” “projects,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statement. These factors, risks and uncertainties include, but are not limited to, the factors described in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 and in the Risk Factors contained in this prospectus supplement, including:

•	General economic conditions, changes in the wholesale power markets and fluctuations in the cost of fuel;

•	Hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	The effectiveness of our risk management policies and procedures, and the ability of our counterparties to satisfy their financial commitments;

•	Counterparties’ collateral demands and other factors affecting our liquidity position and financial condition;

S-iii

•	Our ability to operate our businesses efficiently, manage capital expenditures and costs tightly, and generate earnings and cash flow from its asset-based businesses in relation to our debt and other obligations;

•	Our ability to enter into contracts to sell power and procure fuel on terms and prices acceptable to us;

•	The liquidity and competitiveness of wholesale markets for energy commodities;

•	Government regulation, including compliance with regulatory requirements and changes in market rules, rates, tariffs and environmental laws and increased regulation of carbon dioxide and other greenhouse gas emissions;

•	Price mitigation strategies and other market structures employed by independent system operators or regional transmission organizations, that result in a failure to adequately compensate our generation units for all of their costs;

•	Our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward;

•	Operating and financial restrictions placed on us and our subsidiaries contained in the indentures governing our outstanding notes, in our senior secured credit facility, and in debt and other agreements of certain of our subsidiaries and project affiliates generally, as well as those proposed to be contained in the supplemental indenture governing the notes;

•	Our ability to implement our RepoweringNRG strategy of developing and building new power generation facilities, including new nuclear units and wind projects;

•	Our ability to implement our “econrg” strategy of finding ways to meet the challenges of climate change, clean air and protecting our natural resources while taking advantage of business opportunities;

•	Our ability to achieve our strategy of regularly returning capital to shareholders;

•	Our ability to successfully integrate and manage any acquired companies; and

•	The effects of Exelon Corporation’s tender offer and proxy contest on our ability to effectively manage our business.

Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements included in this prospectus supplement should not be construed as exhaustive.

MARKET AND INDUSTRY DATA

Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus has been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement.

S-iv

SUMMARY

This summary highlights the information contained elsewhere, or incorporated by reference, in this prospectus supplement. This summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere, or incorporated by reference, in this offering circular. You should read this entire prospectus supplement carefully, including “Risk Factors,” “Forward-Looking Statements,” the accompanying prospectus and the information incorporated by reference herein before making an investment decision in the notes. In this prospectus supplement, unless otherwise indicated herein or the context otherwise indicates:

•	the terms “NRG,” “we,” “us” and “our” refer to NRG Energy, Inc., together with its consolidated subsidiaries;

•	the term “notes” refers to NRG’s % Senior Notes due 2019 offered pursuant to this prospectus supplement; and

•	the term “indenture” refers to the base indenture dated February 2, 2006, as supplemented by the supplemental indenture to be dated on or about June , 2009 among NRG, the guarantors and Law Debenture Trust Company, as trustee.

Our Business

NRG is primarily a wholesale power generation company with a significant presence in major competitive power markets in the United States. We are engaged in the ownership, development, construction and operation of power generation facilities, the transacting in and trading of fuel and transportation services, the trading of energy, capacity and related products in the United States and select international markets, and the supply of electricity and energy services to Texas retail electricity customers.

As of March 31, 2009, we had a total global portfolio of 189 active operating fossil fuel and nuclear generation units, at 48 power generation plants, with an aggregate generation capacity of approximately 24,000 Megawatts, or MW, and approximately 700 MW under construction which includes partner interests of 275 MW. In addition to the previous ownership, we maintain ownership interests in two wind farms representing an aggregate generation capacity of 270 MW, which includes partner interests of 75 MW. Within the US, we have one of the largest and most diversified power generation portfolios in terms of geography, fuel-type and dispatch levels, with approximately 22,920 MW of fossil fuel and nuclear generation capacity in 177 active generating units at 43 plants. In addition, we possess ownership interests in two wind farms representing 195 MW of wind generation capacity. All of these power generation facilities combined are primarily located in Texas (approximately 11,010 MW, including the 195 MW from the two wind farms), the Northeast (approximately 7,015 MW), South Central (approximately 2,845 MW), and West (approximately 2,130 MW) regions of the US, and approximately 115 MW of additional generation capacity from our thermal assets.

As of March 31, 2009, our principal domestic power plants consist of a mix of natural gas-, coal-, oil-fired, nuclear and wind facilities, representing approximately 45%, 33%, 16%, 5% and 1% of our total domestic generation capacity, respectively. In addition, 11% of our domestic generating facilities have dual or multiple fuel capacity, which allows plants to dispatch with the lowest cost fuel option.

Our domestic generation facilities consist of intermittent, baseload, intermediate and peaking power generation facilities, the ranking of which is referred to as Merit Order, and include thermal energy production plants. The sale of capacity and power from baseload generation facilities accounts for the majority of our revenues and provides a stable source of cash flow. In addition, our generation portfolio provides us with opportunities to capture additional revenues by selling power during periods of peak demand, offering capacity or similar products to retail electric providers and others, and providing ancillary services to support system reliability.

Our Strategy

Our business strategy is designed to enhance our position as a leading wholesale power generation company in the US. We will continue to utilize our asset base as a platform for growth and development and as a source of cash flow generation which can be used for the return of capital to debt and equity holders. Our strategy is focused on: (1) top decile operating performance of our existing operating assets and enhanced operating performance of our commercial operations and hedging program; (2) repowering of power generation assets at existing sites and development of new power generation projects; and (3) investment in energy-related new businesses and new technologies associated with the societal and industry imperatives to foster sustainability and combat climate change. This strategy is supported by our five major initiatives (FORNRG, RepoweringNRG, econrg, Future NRG and NRG Global Giving) which are designed to enhance our competitive advantages in these strategic areas and allow us to surmount the challenges faced by the power industry in the coming years. This strategy is being implemented by focusing on the following principles, which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2008:

Operational Performance.  We are focused on increasing value from our existing assets, primarily through our FORNRG initiative, commercial operations strategy, and maintenance of appropriate levels of liquidity, debt and equity in order to ensure continued access to capital.

Development.  We are favorably positioned to pursue growth opportunities through expansion of our existing generating capacity and development of new generating capacity at our existing facilities, primarily through our RepoweringNRG initiative. We expect that these efforts will provide one or more of the following benefits: improve heat rates; lower delivered costs; expand electricity production capability; improve the ability to dispatch economically across the regional general portfolio; increase technological and fuel diversity; and reduce environmental impacts, including facilities that either have near zero greenhouse gas, or GHG, emissions or can be equipped to capture and sequester GHG emissions. Several of our original RepoweringNRG projects or projects commenced under that initiative since its inception may qualify for financial support under the infrastructure financing component of the American Recovery and Reinvestment Act.

New Businesses and New Technology.  We are focused on the development and investment in energy-related new businesses and new technologies where the benefits of such investments represent significant commercial opportunities and create a comparative advantage for us, including low or no GHG emitting energy generating sources, such as nuclear, wind, solar thermal, photovoltaic, “clean” coal and gasification, and the retrofit of post-combustion carbon capture technologies. A primary focus of this strategy is supported by the econrg initiative whereby we are pursuing investments in new generating facilities and technologies that will be highly efficient and will employ no and low carbon technologies to limit CO2 emissions and other air emissions. While our effort in this regard to date has focused on businesses and technologies applicable to the centralized power station, our recent acquisition of the Texas electric retail business operation of Reliant Energy, Inc. (now known as RRI Energy, Inc. and referred to herein as RRI) put us in a position to consider and pursue smart meters and distributed “clean” solutions.

Company-Wide Initiatives.  In addition, our overall strategy is also supported by Future NRG and NRG Global Giving initiatives, which primarily contemplate workforce planning and community investments, respectively.

Finally, we will continue to pursue selective acquisitions, joint ventures and divestitures to enhance its asset mix and competitive position in our core markets. We intend to concentrate on opportunities that present attractive risk-adjusted returns. We will also opportunistically pursue other strategic transactions, including mergers, acquisitions or divestitures.

Recent Developments

Acquisition of Reliant Energy.  Effective May 1, 2009, NRG, through its wholly owned subsidiary, NRG Retail LLC, or NRG Retail, consummated the purchase of the Texas electric retail business operations (referred to herein as Reliant Energy) of Reliant Energy, Inc. (now known as RRI Energy, Inc. and referred to herein as RRI) for a purchase price of $287.5 million cash and the return of Reliant Energy’s net working capital of approximately $82 million as of the closing date.

Simultaneously therewith, Reliant Energy Power Supply, LLC, RERH Holdings, LLC, Reliant Energy Retail Holdings, LLC, Reliant Energy Retail Services, LLC and RE Retail Receivables, LLC (each such entity an indirect wholly-owned subsidiary of NRG and collectively referred to herein as the Reliant Energy Subsidiaries), entered into a transitional credit sleeve and reimbursement agreement with Merrill Lynch Commodities, Inc and certain of its affiliates (referred to herein as Merrill Lynch), the former credit provider of RRI, to provide continuing credit support to the retail business subsequent to the closing of the acquisition. In connection with entering into the credit sleeve arrangement, NRG contributed $200 million of cash to Reliant Energy pursuant to a contingent contribution agreement among NRG, NRG Retail, Reliant Energy Retail Holdings, LLC, RERH Holdings, LLC and Merrill Lynch, and NRG agreed to make additional contributions to Reliant Energy on a contingent basis if Merrill Lynch’s’ exposure under the credit sleeve arrangement exceeds certain identified levels. The credit sleeve arrangement provides collateral support for Reliant Energy up to November 1, 2010, while NRG assumes responsibility for supplying Reliant Energy’s power requirements, with limited ongoing collateral requirements.

Exelon Proposal, Tender Offer and Proxy Contest.  On October 19, 2008, NRG received an unsolicited proposal from Exelon Corporation, or Exelon, to acquire all of the outstanding shares of NRG and on November 12, 2008, Exelon announced a tender offer for all of our outstanding common stock. On February 26, 2009, Exelon again extended the tender offer, to June 26, 2009. Our board of directors, after carefully reviewing the proposal, unanimously concluded that the proposal was not in the best interests of the stockholders and has recommended that NRG stockholders not tender their shares. In addition, on March 17, 2009, Exelon filed a Preliminary Proxy Statement with the SEC with respect to their proposals for NRG’s 2009 Annual Meeting of Stockholders, which consists of: (1) consideration of Exelon’s four nominees as Class III directors, (2) consideration of the expansion of NRG’s board to 19 directors, (3) if the board expansion is approved, consideration of five additional Exelon nominees; and (4) consideration of repealing any amendments to the NRG Bylaws after February 26, 2009. Our board of directors has recommended a vote against each of the proposals.

Summary of Risk Factors

We are subject to a variety of risks related to our competitive position and business strategies. Some of the more significant challenges and risks include those associated with the operation of our power generation plants, volatility in power prices and fuel costs, our leveraged capital structure and extensive governmental regulation. See the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2008 (which is expressly incorporated by reference into this prospectus supplement) and “Risk Factors” beginning on page S-8, in each case, for a discussion of the factors you should consider before investing in the notes.

Corporate Information

We were incorporated as a Delaware corporation on May 29, 1992. Our common stock is listed on the New York Stock Exchange under the symbol “NRG.” Our headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500. Our website is located at www.nrgenergy.com. The information on, or linked to, our website is not a part of this prospectus supplement.

You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The Offering

Issuer	NRG Energy, Inc.

Notes Offered	$700,000,000 in aggregate principal amount of % Senior Notes due 2019.

Maturity Date	The notes will mature on , 2019.

Interest Rate	The notes will accrue interest at a rate per year equal to %.

Interest Payment Dates	and beginning , 2009.

Guarantees	The notes will be guaranteed on a joint and several basis by each of our current and future restricted subsidiaries, excluding certain foreign, project and immaterial subsidiaries. Each guarantee will rank pari passu with all existing and future senior indebtedness of that guarantor and will be senior in right of payment to all existing and future subordinated indebtedness of that guarantor. Our operations are largely conducted through our subsidiaries and, therefore, we will depend on the cash flow of our subsidiaries to meet our obligations under the notes. Not all of our subsidiaries will guarantee the notes.

The notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments of our non-guarantor subsidiaries. As of March 31, 2009, the guarantors would have accounted for approximately 95% of our revenues from wholly-owned operations for the three-month period ended March 31, 2009. The guarantors held approximately 92% of our consolidated assets as of March 31, 2009. As of March 31, 2009, our non-guarantor subsidiaries had approximately $794 million in aggregate principal amount of external funded indebtedness and outstanding trade payables of approximately $56 million. See “Risk Factors — Risks Related to the Offering — We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.”

Ranking	The notes will be general unsecured obligations and will rank:

• equally with all of our existing and future unsecured senior indebtedness (including the other series of our existing senior notes); and

• senior to any of our future subordinated indebtedness.

Optional Redemption	We may redeem some or all of the notes at any time prior to at a price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest. On or after , we may redeem some or all of the notes at the redemption prices listed in “Description of the Notes — Optional Redemption” section of this prospectus supplement, plus accrued and unpaid interest.

Prior to , we may redeem up to 35% of the notes issued under the indenture with the net cash proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the notes issued in this offering remains outstanding after the redemption.

Change of Control	If a change of control triggering event occurs, each holder of notes may require us, subject to certain conditions, to repurchase all or a portion of its notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control Triggering Event.”

Certain Covenants	The indenture governing the notes will contain certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• declare or pay dividends, redeem stock or make other distributions to stockholders;

• create liens;

• make certain restricted investments;

• enter into transactions with affiliates;

• sell or transfer assets; and

• consolidate or merge.

These covenants are subject to a number of important qualifications and limitations. See “Description of the Notes — Certain Covenants.”

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the notes, see “Description of the Notes — Events of Default and Remedies.”

Form and Denomination	The notes will be delivered in fully-registered form. The notes will be represented by one or more global notes, deposited with the trustee as a custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

Use of Proceeds	We estimate that the net proceeds of this offering, after giving effect to underwriting discounts and commissions, will be approximately $ million. We currently intend to use the net proceeds from this offering to cash collateralize, in late 2009, the obligations of certain of our subsidiaries constituting the Texas electric retail business operations we acquired from RRI effective May 1, 2009, pursuant to the credit sleeve and reimbursement agreement and certain related agreements among these subsidiaries and Merrill Lynch, if we are able to reach agreement with Merrill Lynch on terms for such cash collateralization acceptable to us. Prior to the intended cash collateralization, or in the event we do not reach agreement with Merrill Lynch as to the terms thereof, the net proceeds of the notes will be available for general corporate purposes. For more information, see “Use of Proceeds.”

Listing	We do not intend to list the notes on any securities exchange. We will apply to make the notes eligible for trading on The PORTALsm Market, which is operated by The Nasdaq Stock Market LLC.

Governing Law	The notes and the indenture governing the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	Law Debenture Trust Company of New York.

Summary Financial Information

The summary historical consolidated financial information of NRG as of and for the years ended December 31, 2007 and December 31, 2008 were derived from the audited consolidated financial information contained in the audited consolidated financial statements of NRG incorporated by reference in this prospectus supplement. The summary unaudited historical consolidated financial information for NRG as of and for the three months ended March 31, 2008 and March 31, 2009 (1) were derived from NRG’s unaudited consolidated financial statements which are incorporated by reference into this prospectus supplement, (2) have been prepared on a similar basis to that used in the preparation of the audited financial statements of NRG after adjustment for the retrospective application of FSP APB 14-1 and SFAS 160, as described below and (3) in the opinion of NRG’s management, include all adjustments necessary for a fair statement of the results for the unaudited interim period. The results for periods for less than a full year are not necessarily indicative of the results to be expected for any interim period.

The financial information set forth below should be read in conjunction with “Capitalization,” the consolidated financial statements of NRG, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in NRG’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2009, each as incorporated in this prospectus supplement by reference.

The following table presents summary consolidated financial information of NRG as of and for the periods indicated on (1) a historical as filed basis, and (2) for the years ended December 31, 2007 and 2008, an as adjusted basis to reflect the retrospective application of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion, or FSP APB 14-1, and Financial Accounting Standard No. 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, or SFAS 160. NRG adopted FSP APB 14-1 and SFAS 160 on January 1, 2009, with retrospective application for all previous years presented.

					Three Months Ended
	Year Ended December 31,				March 31,(2)
	2007		2008		2008	2009
		As Adjusted for		As Adjusted for
		New Accounting		New Accounting
	As Filed	Pronouncements(1)	As Filed	Pronouncements(1)
		(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	(In millions except ratio and per share amounts)
Income Statement Data:
Total operating revenues	$5,989	$5,989	$6,885	$6,885	$1,302	$1,658
Total operating costs and expenses	4,446	4,446	4,612	4,612	1,052	1,043
Income from continuing operations	569	556	1,016	1,052	45	198
Income from discontinued operations, net of income taxes	17	17	172	172	4	—
Net income attributable to NRG Energy, Inc.	586	573	1,188	1,225	49	198
Earnings per share attributable to NRG Energy, Inc. Common Stockholders:
Basic	$2.21	$2.16	$4.82	$4.98	$0.15	$0.78
Diluted	$2.01	$1.96	$4.29	$4.43	$0.14	$0.70
Other Financial Data:
Capital expenditures	(481)	(481)	(899)	(899)	(164)	(233)
Cash flows from operating activities	1,517	1,517	1,434	1,479	60	139
Unaudited:
Ratio of earnings to fixed charges	2.28	2.24	3.44	3.65	1.59	4.07

At March 31,
2009(2)
(Unaudited)

Balance Sheet Data (at period end):
Cash and cash equivalents	$1,188
Restricted cash	17
Total assets	24,198
Total long-term debt and capital leases, including current maturities	7,948
Stockholders’ equity	7,467

(1)	The “as adjusted for new accounting pronouncements” column reflects:

•	The adoption of FSP APB 14-1, which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) do not fall within the scope of paragraph 12 of Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, and specifies that issuers of such instruments should separately account for the liability component and the equity component represented by the embedded conversion option in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Upon settlement, the entity shall allocate consideration transferred and transaction costs incurred to the extinguishment of the liability component and the reacquisition of the equity component. During the third quarter 2006, NRG’s unrestricted wholly-owned subsidiaries CSF I and CSF II issued notes and preferred interests, or CSF Debt, which included an embedded derivative requiring NRG to pay to Credit Suisse Group, or CS, at maturity, either in cash or stock at NRG’s option, the excess of NRG’s then current stock price over a threshold price. The CSF Debt and its embedded derivative are accounted for under the guidance in FSP APB 14-1. The fair value of the embedded derivative at the date of issuance was determined to be $32 million and has been recorded as a debt discount to the CSF Debt, with a corresponding credit to Additional Paid-in Capital. This debt discount is amortized to interest expense over the terms of the underlying CSF Debt.

•	The adoption of FAS 160, which amended ARB No. 51 to establish accounting and reporting standards for the minority interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated balance sheet and the minority interest’s share of earnings is included in consolidated net income. The calculation of earnings per share will continue to be based on income amounts attributable to the controlling interest. This Statement is applied prospectively from the date of adoption, except for the presentation and disclosure requirements, which are applied retrospectively.

(2)	Amounts reported in the Form 10-Q for the quarter ended March 31, 2009 reflected the effects of adopting and retrospectively applying FSP APB 14-1 and SFAS 160.

RISK FACTORS

Investing in the notes involves certain risks. The risks below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. The following risks could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment. You should carefully consider the risks described below as well as other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to the notes. This section should be read along with the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, each of which is incorporated by reference herein.

Risks Related to the Reliant Energy Retail Business

We may have to post significant amounts of collateral, which could adversely affect our liquidity, financial position and business.

In connection with any unwind of our credit-enhanced retail structure with Merrill Lynch, we will have to post collateral for new retail supply and hedging transactions in connection with Reliant Energy’s retail business. Our levels of collateral postings would be determined and impacted by the terms and timing of the unwind, the nature and volume of our commodity hedging agreements, commodity prices and other strategic alternatives that we may undertake. While we intend to (1) become the primary provider of Reliant Energy’s supply requirements and (2) use the net proceeds of the notes to the cash collateralize Reliant Energy’s obligations under the credit sleeve arrangements (assuming we can reach an agreement with Merrill Lynch on terms acceptable to us; see “Use of Proceeds” below), depending on the specific timing and the movement in underlying commodity prices, we could incur significant collateral posting obligations that may require us to seek additional sources of liquidity, including additional debt. The covenants in our senior secured credit facility and our credit sleeve arrangements with Merrill Lynch restrict our ability to, among other things, obtain additional financing. If we were unable to generate sufficient cash flows from operations or raise cash from other sources, we may not be able to meet our collateral posting obligations. These situations could result from further adverse developments in the energy, fuel or capital markets, a disruption in our operations or those of third parties or other events adversely affecting our cash flows and financial performance. We cannot make any assurances that we would be able to obtain such additional liquidity on commercially reasonable terms or at all.

Volatile power supply costs and demand for power could adversely affect the financial performance of our retail business.

Although NRG has begun the process of becoming the primary provider of Reliant Energy’s supply requirements, Reliant Energy presently purchases a substantial portion of its supply requirements from third parties. As a result, Reliant Energy’s financial performance depends on its ability to obtain adequate supplies of electric generation from third parties at prices below the prices it charges its customers. Consequently, our earnings and cash flows could be adversely affected in any period in which Reliant Energy’s power supply costs rise at a greater rate than the rates it charges to customers. The price of power supply purchases associated with Reliant Energy’s energy commitments can be different than that reflected in the rates charged to customers due to, among other factors:

•	varying supply procurement contracts used and the timing of entering into related contracts;

•	subsequent changes in the overall price of natural gas;

•	daily, monthly or seasonal fluctuations in the price of natural gas relative to the 12-month forward prices;

•	transmission constraints and our ability to move power to its customers; and

•	changes in market heat rate (i.e., the relationship between power and natural gas prices).

Our earnings and cash flows could also be adversely affected in any period in which the demand for power significantly varies from the forecasted supply, which could occur due to, among other factors, weather events, competition and economic conditions.

We depend on the Electric Reliability Council of Texas, or ERCOT, to communicate operating and system information in a timely and accurate manner. Information that is not timely or accurate can have an impact on our current and future reported financial results.

ERCOT communicates information relating to a customer’s choice of retail electric provider and other data needed for servicing the customer accounts of our retail electric providers. Any failure to perform these tasks will result in delays and other problems in enrolling, switching and billing customers. Information that is not timely or accurate may adversely impact our ability to serve our load in the optimum manner.

We could be liable for a share of the payment defaults of other market participants.

If a market participant defaults on its payment obligations to an independent system operator, or ISO, we, together with other market participants, are liable for a portion of the default obligation that is not otherwise covered by the defaulting market participant. Each ISO establishes credit requirements applicable to market participants and the basis for allocating payment default amounts to market participants. In ERCOT, the allocation is based on share of the total load.

Significant events beyond our control, such as hurricanes and other weather-related problems or acts of terrorism, could cause a loss of load and customers and thus have a material adverse effect on our business.

The uncertainty associated with events beyond our control, such as significant weather events and the risk of future terrorist activity, could cause a loss of load and customers and may affect our results of operations and financial condition in unpredictable ways. In addition, significant weather events or terrorist actions could damage or shut down the power transmission and distribution facilities upon which the retail business is dependent. Power supply may be sold at a loss if these events cause a significant loss of retail customer load.

Risks Related to the Offering

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could increase the risks associated with our already substantial leverage.

We may be able to incur substantial additional indebtedness in the future. The terms of the indenture and other indentures relating to outstanding indebtedness restrict our ability to do so, but we retain the ability to incur material amounts of additional indebtedness. If new indebtedness added to our current indebtedness levels, the related risks that we now face could increase. See “Description of Certain Other Indebtedness and Preferred Stock.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures depends on our ability to generate cash in the future. This, to a significant extent, is subject to general economic, financial, competitive, legislative, tax, regulatory, environmental and other factors that are beyond our control.

Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facility, will be adequate to meet our future liquidity needs for at least the next 12 months.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

In the event of a bankruptcy or insolvency, holders of our secured indebtedness and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Our senior secured credit facility is secured by first priority liens on substantially all of our assets and the assets of the guarantors. We have granted first and second priority liens on substantially all of our assets to secure our obligations under certain long-term power and gas hedges as well as interest rate hedges. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Some, but not all, of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In addition, the indenture governing the notes will permit us, subject to certain covenant limitations, to provide credit support for the obligations of the non-guarantor subsidiaries and such credit support may be effectively senior to our obligations under the notes. Further, the indenture governing the notes will allow us to transfer assets, including certain specified facilities, to the non-guarantor subsidiaries.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

Much of our business is conducted through our subsidiaries. Although certain of our subsidiaries will guarantee the notes, some of our subsidiaries will not become guarantors and thus will not be obligated to make funds available to us for payment on the notes. Our ability to make payments on the notes will be dependent on the earnings and the distribution of funds from subsidiaries, some of which are non-guarantors. Our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. Furthermore, certain of our subsidiaries and affiliates are already subject to project financing. Such entities will not guarantee our obligations on the notes. The debt agreements of these subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to us.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of a change of control to make the required repurchase of notes and/or that restrictions in our senior secured credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Notes — Repurchase at the Option of Holders.”

The notes will be issued with original issue discount, as a result of which you will be required to accrue income before you receive cash attributable to that original issue discount.

The notes will be issued with original issue discount (OID) within the meaning of section 1273 of the Internal Revenue Code of 1986, as amended. If you are an individual or entity subject to U.S. tax, you generally will be required to accrue interest in the form of OID on a current basis in respect of the notes, include such accrued interest in income and pay tax accordingly, even before you receive cash attributable to that income.

For further discussion of the computation and reporting of OID, see “Certain U.S. Federal Income Tax Considerations.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims in respect of a guarantee can be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee can be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor will be considered insolvent if:

•	the sum of its debts, including contingent liabilities, are greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets are less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

USE OF PROCEEDS

Effective May 1, 2009, NRG, through its wholly owned subsidiary, NRG Retail LLC, or NRG Retail, consummated the purchase of the Texas electric retail business operations (referred to herein as Reliant Energy), of Reliant Energy, Inc. (now known as RRI Energy, Inc. and referred to herein as RRI). Simultaneously therewith, Reliant Energy Power Supply, LLC, RERH Holdings, LLC, Reliant Energy Retail Holdings, LLC, Reliant Energy Retail Services, LLC and RE Retail Receivables, LLC (each such entity an indirect wholly-owned subsidiary of NRG and collectively referred to herein as the Reliant Energy Subsidiaries), entered into a transitional credit sleeve and reimbursement agreement with Merrill Lynch Commodities, Inc and certain of its affiliates, or Merrill Lynch, the former credit provider of RRI, to provide continuing credit support to Reliant Energy subsequent to the closing of the acquisition. For additional information on the acquisition, see “Summary — Recent Developments.”

We intend to use the net proceeds of the notes to the cash collateralize the obligations of the Reliant Energy Subsidiaries pursuant to the credit sleeve and reimbursement agreement and certain related agreements in effect with Merrill Lynch pursuant to terms to be agreed upon with Merrill Lynch.

In connection with such cash collateralization, we intend to terminate the credit sleeve and reimbursement agreement and cause the Reliant Energy Subsidiaries to become subsidiary guarantors in respect of the notes, as well as our existing 7.250% Notes due 2014, 7.375% Notes due 2016 and 7.375% Notes due 2017, our senior secured credit agreement and the agreements supported by the collateral trust agreement of NRG. At the same time, substantially all of the assets of the Reliant Energy Subsidiaries would become subject to the lien of the senior secured credit facility lenders and of such other creditors holding a first priority lien or second priority lien pursuant to the collateral trust agreement of NRG. We expect the termination of the credit sleeve and reimbursement agreement to occur, and the Reliant Energy Subsidiaries to become subsidiary guarantors of the notes and the other indebtedness described above, during the fourth quarter of 2009.

Prior to such cash collateralization, or if the terms of such cash collateralization cannot be agreed upon with Merrill Lynch, the net proceeds of the notes will be available for general corporate purposes.

CAPITALIZATION

The following table sets forth NRG’s capitalization as of March 31, 2009 on an actual historical basis. The table below should be read in conjunction with “Use of Proceeds” and the consolidated financial statements and the related notes thereto included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of March 31,
2009
($ in millions)

Cash and cash equivalents	$1,188
Restricted cash	17
Long-term debt:
Term loan facility	2,436
7.250% Notes due 2014	1,218
7.375% Notes due 2016	2,400
7.375% Notes due 2017	1,100
Revolving credit facility(1)	—
Synthetic letter of credit facility(2)	—
Existing non-guarantor debt(3)	660
Total debt, before capital leases	7,814
Capital leases	134
Total debt and capital leases	7,948
3.625% Convertible preferred stock	247
4.000% Convertible perpetual preferred stock	406
Other Stockholders’ equity, excluding noncontrolling interest	7,054
Total capitalization	15,655

(1)	As of March 31, 2009, the total borrowing availability under the revolving credit facility was $1,000 million, of which there are no letters of credit outstanding thereunder.

(2)	As of March 31, 2009, the total borrowing availability under the synthetic letter of credit facility was $1,300 million, of which we have issued $416 million letters of credit outstanding thereunder.

(3)	As of March 31, 2009, existing non-guarantor debt has been reduced by $33 million as a result of marking the debt to a market rate in connection with our Fresh Start reporting on December 5, 2003.

For more information on the various components of our debt, refer to note 11 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the periods indicated are stated below. For this purpose, “earnings” include pre-tax income (loss) before adjustments for noncontrolling interest in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges and distributed income of equity investees, reduced by interest capitalized. “Fixed charges” include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals.

Three Months Ended
	Year Ended December 31,								March 31,(2)
	2008		2007		2006		2005	2004	2009	2008
		As adjusted		As adjusted		As adjusted
		for new		for new		for new
	As	accounting	As	accounting	As	accounting
	filed	pronouncements(1)	filed	pronouncement(1)	filed	pronouncement(1)
		(Unaudited)		(Unaudited)		(Unaudited)			(Unaudited)	(Unaudited)

Ratio of Earnings to Fixed Charges	3.44	3.65	2.28	2.24	2.38	2.36	1.57	1.93	4.07	1.59

(1)	The “as adjusted for new accounting pronouncements” column reflects:

•	The adoption of FSP APB 14-1, which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) do not fall within the scope of paragraph 12 of Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, and specifies that issuers of such instruments should separately account for the liability component and the equity component represented by the embedded conversion option in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Upon settlement, the entity shall allocate consideration transferred and transaction costs incurred to the extinguishment of the liability component and the reacquisition of the equity component. During the third quarter 2006, NRG’s unrestricted wholly-owned subsidiaries CSF I and CSF II issued notes and preferred interests, or CSF Debt, which included an embedded derivative requiring NRG to pay to Credit Suisse Group, or CS, at maturity, either in cash or stock at NRG’s option, the excess of NRG’s then current stock price over a threshold price. The CSF Debt and its embedded derivative are accounted for under the guidance in FSP APB 14-1. The fair value of the embedded derivative at the date of issuance was determined to be $32 million and has been recorded as a debt discount to the CSF Debt, with a corresponding credit to Additional Paid-in Capital. This debt discount is amortized to interest expense over the terms of the underlying CSF Debt.

•	The adoption of FAS 160, which amended ARB No. 51 to establish accounting and reporting standards for the minority interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated balance sheet and the minority interest’s share of earnings is included in consolidated net income. The calculation of earnings per share will continue to be based on income amounts attributable to the controlling interest. This Statement is applied prospectively from the date of adoption, except for the presentation and disclosure requirements, which are applied retrospectively.

(2)	Amounts reported in the Form 10-Q for the quarter ended March 31, 2009 reflected the effects of adopting and retrospectively applying FSP APB 14-1 and SFAS 160.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “NRG” refers only to NRG Energy, Inc. and not to any of its subsidiaries, and the     % Senior Notes due 2019 are referred to as the “notes.”

NRG will issue the notes under a supplemental indenture, which, together with the related base indenture, we refer to as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the notes and the indenture. It does not restate those agreements in their entirety. We urge you to read those agreements because they, and not this description, define your rights as holders of the notes. We have filed a copy of the indenture as an exhibit incorporated by reference in the registration statement relating to this prospectus supplement. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief Description of the Notes

The notes:

•	will be general unsecured obligations of NRG;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of NRG;

•	will be pari passu in right of payment with the Existing Senior Notes;

•	will be senior in right of payment to any future subordinated Indebtedness of NRG; and

•	will be unconditionally guaranteed on a joint and several basis by the Guarantors.

However, the notes will be effectively subordinated to all borrowings under the Credit Agreement, which is secured by substantially all of the assets of NRG and the Guarantors, and any other secured Indebtedness (including any Hedging Obligations secured by junior liens on assets of NRG or its Subsidiaries) we have. See “Risk Factors — Risks Related to the Offering — In the event of a bankruptcy or insolvency, holders of our secured indebtedness and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations.”

The Subsidiary Guarantees

The notes will be guaranteed by the Guarantors.  Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

The operations of NRG are largely conducted through its subsidiaries and, therefore, NRG depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. Not all of NRG’s subsidiaries will guarantee the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables, lease obligations, indebtedness for borrowed money and hedging obligations) of these non-guarantor subsidiaries. Any right of NRG to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that NRG is itself recognized as a creditor of the subsidiary, in which case its claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by NRG. As of March 31, 2009, the guarantor subsidiaries would have accounted for approximately 95% of NRG’s revenues from wholly-owned operations for the three-month period ended March 31, 2009. The guarantor subsidiaries held approximately 92% of NRG’s consolidated assets as of March 31, 2009. As of March 31, 2009, NRG’s non-guarantor subsidiaries had approximately $794 million in aggregate principal amount of external funded indebtedness and outstanding trade payables of approximately $56 million. See “Risk Factors — Risks Relating to the Offering — Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.” See note 28 to the consolidated financial statements of NRG incorporated by reference into this prospectus supplement for more detail about the historical division of NRG Energy, Inc.’s consolidated revenues and assets between the Guarantor and non-Guarantor Subsidiaries.

Under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted, Unrestricted and Excluded Project Subsidiaries,” NRG will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries” or “Excluded Project Subsidiaries.” NRG’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. NRG’s Unrestricted Subsidiaries and Excluded Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

NRG will issue $700 million in aggregate principal amount of     % Senior Notes due 2019 in this offering. NRG may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. NRG will issue notes in denominations of $5,000 and integral multiples of $5,000. The notes will mature on          , 2019.

Interest will accrue at the rate of     % per annum, and will be payable semi-annually in arrears on           and           of each year, commencing on          . NRG will make each interest payment to the holders of record on the immediately preceding           and          .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to NRG, NRG will pay or cause to be paid all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless NRG elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. NRG may change the paying agent or registrar without prior notice to the holders of the notes, and NRG or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. NRG is not required to transfer or exchange any note selected for redemption. Also, NRG is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

NRG’s payment obligations under the notes will be guaranteed on an unconditional basis by each of NRG’s current and future Restricted Subsidiaries, other than the Excluded Subsidiaries for so long as they constitute Excluded Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Offering — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than NRG or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to supplemental agreements reasonably satisfactory to the trustee under the indenture;

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture; or

(c) immediately after giving effect to that transaction, such Person qualifies as an Excluded Subsidiary.

The Subsidiary Guarantee of a Guarantor will be released automatically:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) NRG or a Restricted Subsidiary of NRG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) NRG or a Restricted Subsidiary of NRG, if (a) the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and (b) following such sale or other disposition, that Guarantor is not a direct or indirect Subsidiary of NRG;

(3) if NRG designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) the date that any Subsidiary that is not an Excluded Subsidiary becomes an Excluded Subsidiary;

(5) upon defeasance or satisfaction and discharge of the notes as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”;

(6) upon a dissolution of a Guarantor that is permitted under the indenture; or

(7) otherwise with respect to the Guarantee of any Guarantor, upon:

(a) the prior consent of holders of at least a majority in aggregate principal amount of the notes then outstanding;

(b) the consent of requisite lenders under the Credit Agreement (as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time) to the release of such Guarantor’s Guarantee of all Obligations under the Credit Agreement; or

(c) the contemporaneous release of such Guarantor’s Guarantee of all Obligations under the Credit Agreement (as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time).

See “— Repurchase at the Option of Holders — Asset Sales.”

Optional Redemption

At any time prior to          2012, NRG may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes, upon not less than 30 nor more than 60 days notice, at a redemption price of     % of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued in this offering (excluding notes held by NRG and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to          , 2014, NRG may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest if any, to the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at NRG’s option prior to          . NRG is not prohibited, however, from acquiring the notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise, assuming such action does not otherwise violate the indenture.

On or after          , 2014, NRG may on any one or more occasions redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on           of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2014		%
2015		%
2016		%
2017		%
and thereafter	100.000%

Mandatory Redemption

NRG is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, each holder of notes will have the right to require NRG to repurchase all or any part (equal to $5,000 or an integral multiple of $5,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, NRG will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, NRG will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. NRG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, NRG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, NRG will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by NRG.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $5,000 or an integral multiple of $5,000. NRG will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require NRG to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that NRG repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

NRG will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by NRG and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change in Control Offer may be made in advance of a Change of Control Triggering Event, with the obligation to pay and the timing of payment conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement to effect a Change of Control is in place at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of NRG and its Subsidiaries taken as a whole. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require NRG to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NRG and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

NRG will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) NRG (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by NRG or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on NRG’s most recent consolidated balance sheet, of NRG or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases NRG or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by NRG or any such Restricted Subsidiary from such transferee that are converted by NRG or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clauses (4) or (6) of the next paragraph of this covenant; and

(d) any Designated Noncash Consideration received by NRG or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) since the Issue Date that is at the time outstanding, not to exceed the greater of (x) $500.0 million or (y) 2.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, other than Excluded Proceeds, NRG (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds or, at its option, enter into a binding commitment to apply such Net Proceeds within the 365-day period following the date of such commitment (an “Acceptable Commitment”):

(1) to repay Indebtedness and other Obligations under a Credit Facility and, if such Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) in the case of a sale of assets pledged to secure Indebtedness (including Capital Lease Obligations), to repay the Indebtedness secured by those assets;

(3) in the case of an Asset Sale by a Restricted Subsidiary that is not a Guarantor, to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to NRG or another Restricted Subsidiary of NRG);

(4) to acquire all or substantially all of the assets of, or any Capital Stock of, another Person engaged primarily in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of NRG and a Guarantor;

(5) to make a capital expenditure;

(6) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(7) any combination of the foregoing.

Pending the final application of any such Net Proceeds and notwithstanding clause (1) above, NRG may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by the indenture.

Notwithstanding the preceding paragraph, in the event that regulatory approval is necessary for an asset or investment, or construction, repair or restoration of any asset or investment has commenced, then NRG or any Restricted Subsidiary shall have an additional 365 days to apply the Net Proceeds from such Asset Sale in accordance with the preceding paragraph.

Any Acceptable Commitment that is later canceled or terminated for any reason before such Net Proceeds are so applied shall be treated as a permitted application of the Net Proceeds if NRG or such Restricted Subsidiary enters into another Acceptable Commitment within the later of (a) nine months of such cancellation or termination or (b) the end of the initial 365-day period.

Any Net Proceeds from Asset Sales (other than Excluded Proceeds) that are not applied or invested as provided above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, or at such earlier date as may be selected by NRG, NRG will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness (including Indebtedness evidenced by the Existing Senior Notes) that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, NRG may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

NRG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, NRG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing NRG’s other Indebtedness, including the Credit Agreement, contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require NRG to repurchase the notes upon a Change of Control Triggering Event or an Asset Sale could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases on NRG. In the event a Change of Control Triggering Event or Asset Sale occurs at a time when NRG is prohibited from purchasing notes, NRG could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If NRG does not obtain a consent or repay those borrowings, NRG will remain prohibited from purchasing notes. In that case, NRG’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, NRG’s ability to pay cash to the holders of notes upon a repurchase may be limited by NRG’s then existing financial resources. See “Risk Factors — Risks Related to the Offering — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee for the notes will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $5,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the Issue Date:

(1) the rating assigned to the notes by each of S&P and Moody’s is an Investment Grade Rating; and

(2) no Default or Event of Default shall have occurred and be continuing, then, beginning on that day and subject to the provisions of the following two paragraphs, the covenants in the supplemental indenture specifically listed under the following captions will be suspended as to the notes:

(a) “— Repurchase at the Option of Holders — Asset Sales;”

(b) “— Certain Covenants — Restricted Payments;”

(c) “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(d) “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(e) “— Certain Covenants — Designation of Restricted, Unrestricted and Excluded Project Subsidiaries;”

(f) “— Transactions with Affiliates;” and

(g) clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets.”

Clauses (a) through (g) above are collectively referred to as the “Suspended Covenants.”

During any period that the foregoing covenants have been suspended, NRG may not designate any of its Subsidiaries as Unrestricted Subsidiaries or Excluded Project Subsidiaries pursuant to the covenant described below under the caption “— Designation of Restricted, Unrestricted and Excluded Project Subsidiaries,” the second paragraph of the definition of “Unrestricted Subsidiary,” or the definition of “Excluded Project Subsidiary,” unless it could do so if the foregoing covenants were in effect.

If at any time the notes are downgraded from an Investment Grade Rating by either S&P or Moody’s, the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the supplemental indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the supplemental indenture), unless and until the notes subsequently attain an Investment Grade Rating from each of S&P and Moody’s (in which event the Suspended Covenants will again be suspended for such time that the notes maintain an Investment Grade Rating from each of S&P and Moody’s); provided, however, that no Default, Event of Default or breach of any kind will be deemed to exist under the supplemental indenture, the notes or the related Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of NRG or any of its Subsidiaries will bear any liability for, any actions taken or events occurring after the notes attain an Investment Grade Rating from each of S&P and Moody’s and before any reinstatement of the Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to the reinstatement, regardless of whether those actions or events would have been permitted if the applicable Suspended Covenant had remained in effect during such period.

Restricted Payments

NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of NRG’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving NRG or any of its Restricted Subsidiaries) or to the direct or indirect holders of NRG’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of NRG or to NRG or a Restricted Subsidiary of NRG);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving NRG) any Equity Interests of NRG or any direct or indirect parent of NRG (other than any such Equity Interests owned by NRG or any Restricted Subsidiary of NRG);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of NRG or any Guarantor that is contractually subordinated to the notes or any Subsidiary Guarantee of the notes (excluding any intercompany Indebtedness between or among NRG and any of its Restricted Subsidiaries), except (a) a payment of interest or principal at the Stated Maturity thereof or (b) a payment, purchase, redemption, defeasance, acquisition or retirement of any subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) on a pro forma basis after giving effect to such Restricted Payment and any transaction related thereto, the Debt to Cash Flow Ratio would not have exceeded 5.75 to 1.0; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by NRG and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) Consolidated Cash Flow of NRG, minus 140% of Consolidated Interest Expense of NRG, in each case for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of NRG’s most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment, plus

(b) 100% of the fair market value of any property or assets and the aggregate net cash proceeds in each case received by NRG or any of its Restricted Subsidiaries since the Issue Date in exchange for Qualifying Equity Interests or from the issue or sale of Qualifying Equity Interests (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of NRG that have been converted into or exchanged for such Qualifying Equity Interests (other than Qualifying Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of NRG), plus

(c) to the extent that any Restricted Investment that was made after February 2, 2006 is sold for cash or otherwise liquidated or repaid for cash, the cash return with respect to such Restricted Investment (less the cost of disposition, if any) to the extent not already included in the Consolidated Cash Flow of NRG since the Issue Date, plus

(d) 100% of any cash received by NRG or a Restricted Subsidiary of NRG after the Issue Date from an Unrestricted Subsidiary of NRG, to the extent that such cash was not otherwise included in Consolidated Cash Flow of NRG for such period, plus

(e) to the extent that any Unrestricted Subsidiary of NRG is redesignated as a Restricted Subsidiary after the Issue Date, the fair market value of NRG’s Investment in such Subsidiary as of the date of such redesignation.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 90 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the aggregate proceeds of the substantially concurrent sale (other than to a Subsidiary of NRG) of, Equity Interests of NRG (other than Disqualified Stock) or from the contribution of equity capital (unless such contribution would constitute Disqualified Stock) to NRG; provided that the amount of any such proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Indebtedness of NRG or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee with the proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of NRG to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, (a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of NRG or any Restricted Subsidiary of NRG held by any current or former officer, director or employee of NRG or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, severance agreement, shareholders’ agreement or similar agreement or employee benefit plan or (b) the cancellation of Indebtedness owing to NRG or any of its Restricted Subsidiaries from any current or former officer, director or employee of NRG or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of NRG or any of its Restricted Subsidiaries; provided that the aggregate price paid for the actions in clause (a) may not exceed $10.0 million in any twelve-month period (with unused amounts in any period being carried over to succeeding periods) and may not exceed $50.0 million in the aggregate since the Issue Date; provided, further that (i) such amount in any calendar year may be increased by the cash proceeds of “key man” life insurance policies received by NRG and its Restricted Subsidiaries after the Issue Date less any amount previously applied to the making of Restricted Payments pursuant to this clause (5) since the Issue Date and (ii) cancellation of the Indebtedness owing to NRG from employees, officers, directors and consultants of NRG or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of NRG from such Persons shall be permitted under this clause (5) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto;

(6) the repurchase of Equity Interests in connection with the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and the repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(7) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of (a) preferred stock outstanding on the Issue Date, (b) Disqualified Stock of NRG or any Restricted Subsidiary of NRG issued on or after the Issue Date in accordance with the terms of the indenture and the Existing Senior Notes or (c) preferred stock issued on or after the Issue Date in accordance with the terms of the indenture and the Existing Senior Notes or, in the event that any of the instruments described in (a) through (c) above have been converted into or exchanged for Qualifying Equity Interests, other Restricted Payments in an amount no greater than and with timing of such payments not earlier than the dividends that would have otherwise been payable on such instruments;

(8) payments to holders of NRG’s Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

(9) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of NRG pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by a senor financial officer of NRG);

(10) so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control or Asset Sale and after the completion of the offer to repurchase the notes as described above under the caption “— Repurchase at the Option of Holders — Change of Control Triggering Event” or “— Repurchase at the Option of Holders — Asset Sales,” as applicable (including the purchase of all notes tendered), any purchase, defeasance, retirement, redemption or other acquisition of Indebtedness that is contractually subordinated to the notes or any subsidiary guarantee required under the terms of such Indebtedness, or any Disqualified Stock, with, in the case of an Asset Sale, Net Proceeds, as a result of such Change of Control or Asset Sale;

(11) the purchase, redemption, acquisition, cancellation or other retirement of preferred stock of Itiquira to effectuate the Itiquira Refinancing; and

(12) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments since the Issue Date in an aggregate amount not to exceed the sum of (a) the amount available for Restricted Payments under clause (3) of the second paragraph of Section 4.07(a) of each of the Existing Indentures as of the Issue Date plus (b) $250.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by NRG or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by a senior financial officer of NRG whose certification with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and NRG will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that NRG may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for NRG’s most recently ended four full fiscal quarters for which financial statements are publicly available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness (including Acquired Debt) had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by NRG and PMI (and the guarantee thereof by the Guarantors) of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of NRG and its Restricted Subsidiaries thereunder) not to exceed $6.0 billion less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made by NRG or any of its Restricted Subsidiaries since the Issue Date with the Net Proceeds of Asset Sales (other than Excluded Proceeds) and less, without duplication, the aggregate amount of all repayments or commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by NRG or any of its Restricted Subsidiaries since the Issue Date as a result of the application of the Net Proceeds of Asset Sales (other than Excluded Proceeds) in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” (excluding temporary reductions in revolving credit borrowings as contemplated by that covenant);

(2) the incurrence by NRG and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by NRG and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the Issue Date;

(4) the incurrence by NRG or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used or useful in the business of NRG or any of its Restricted Subsidiaries or incurred within 180 days thereafter, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding 5.0% of Total Assets;

(5) the incurrence by NRG or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the supplemental indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (15), (16), (17), (18), (19) and (21) of this paragraph;

(6) the incurrence by NRG or any of its Restricted Subsidiaries of intercompany Indebtedness between or among NRG and any of its Restricted Subsidiaries; provided, however, that: (a) if NRG or any Guarantor is the obligor on such Indebtedness and the payee is not NRG or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of NRG, or the Subsidiary Guarantee, in the case of a Guarantor; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than NRG or a Restricted Subsidiary of NRG and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either NRG or a Restricted Subsidiary of NRG will be deemed, in each case, to constitute an incurrence of such Indebtedness by NRG or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of NRG’s Restricted Subsidiaries to NRG or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than NRG or a Restricted Subsidiary of NRG; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either NRG or a Restricted Subsidiary of NRG;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by NRG or any of its Restricted Subsidiaries of Hedging Obligations;

(9) the guarantee by (i) NRG or any of the Guarantors of Indebtedness of NRG or a Guarantor that was permitted to be incurred by another provision of this covenant; (ii) any of the Excluded Project Subsidiaries of Indebtedness of any other Excluded Project Subsidiary; and (iii) any of the Excluded Foreign Subsidiaries of Indebtedness of any other Excluded Foreign Subsidiary; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10) the incurrence by NRG or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five business days;

(11) the incurrence by NRG or any of its Restricted Subsidiaries of Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, bankers’ acceptance and (ii) performance and surety bonds provided by NRG or a Restricted Subsidiary in the ordinary course of business;

(12) (i) the incurrence of Non-Recourse Debt by any Excluded Project Subsidiary, and (ii) the incurrence of Indebtedness and guarantees pursuant to the Itiquira Refinancing;

(13) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of NRG or any Restricted Subsidiary of NRG providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the disposition of any business, assets or Equity Interests of any Subsidiary; provided that the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;

(14) the incurrence by NRG or any Restricted Subsidiary of NRG of Indebtedness represented by letters of credit, guarantees or other similar instruments supporting Hedging Obligations of NRG or any of its Restricted Subsidiaries (other than Excluded Subsidiaries) permitted to be incurred by the indenture;

(15) Indebtedness, Disqualified Stock or preferred stock of Persons or assets that are acquired by NRG or any Restricted Subsidiary of NRG or merged into NRG or a Restricted Subsidiary of NRG in accordance with the terms of the indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either:

(a) NRG would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(b) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition or merger;

(16) Environmental CapEx Debt; provided, that prior to the incurrence of any Environmental CapEx Debt, NRG shall deliver to the trustee an officers’ certificate designating such Indebtedness as Environmental CapEx Debt;

(17) Indebtedness incurred to finance Necessary Capital Expenditures; provided, that prior to the incurrence of any Indebtedness to finance Necessary Capital Expenditures, NRG shall deliver to the trustee an officers’ certificate designating such Indebtedness as Necessary CapEx Debt;

(18) Indebtedness of NRG or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(19) the incurrence by NRG or any of its Restricted Subsidiaries of Contribution Indebtedness; and

(20) the incurrence by NRG and/or any of its Restricted Subsidiaries of Indebtedness that constitutes a Permitted Tax Lease;

(21) the incurrence by NRG and/or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (21), not to exceed $1.0 billion.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, NRG will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of NRG as accrued.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value of such asset at the date of determination, and

(b) the amount of the Indebtedness of the other Person;

provided that any changes in any of the above shall not give rise to a default under this covenant.

Antilayering

NRG will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of NRG or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of NRG solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

Liens

NRG will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Sale and Leaseback Transactions

NRG will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (other than a Permitted Tax Lease, which shall not be restricted by this covenant); provided that NRG or any Guarantor may enter into a sale and leaseback transaction if:

(1) NRG or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”;

(2) the gross proceeds of that sale and leaseback transaction are at least equal to the fair market value of the property that is subject of that sale and leaseback transaction, as determined in good faith by a senior financial officer of NRG; and

(3) if such sale and leaseback transaction constitutes an Asset Sale, the transfer of assets in that sale and leaseback transaction is permitted by, and NRG applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

NRG will not, and will not permit any of its Restricted Subsidiaries (other than Excluded Subsidiaries) to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiaries (other than Excluded Subsidiaries) to:

(1) pay dividends or make any other distributions on its Capital Stock to NRG or any of its Restricted Subsidiaries (other than Excluded Subsidiaries), or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to NRG or any of its Restricted Subsidiaries (other than Excluded Subsidiaries);

(2) make loans or advances to NRG or any of its Restricted Subsidiaries (other than Excluded Subsidiaries); or

(3) transfer any of its properties or assets to NRG or any of its Restricted Subsidiaries (other than Excluded Subsidiaries).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) the Credit Agreement and other agreements governing Existing Indebtedness, on the Issue Date;

(2) the indenture, the notes and the Subsidiary Guarantees (including the exchange notes and related Subsidiary Guarantees);

(3) applicable law, rule, regulation or order;

(4) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;

(5) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(6) any agreement for the sale or other disposition of the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” and associated agreements that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) provisions limiting the disposition or distribution of assets or property in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest, which limitation is applicable only to the assets that are the subject of such agreements;

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in connection with a Permitted Business;

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which NRG or any Restricted Subsidiary of NRG is a party entered into in connection with a Permitted Business; provided that such agreement prohibits the encumbrance of solely the property or assets of NRG or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of NRG or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(12) any instrument governing Indebtedness or Capital Stock of a Person acquired by NRG or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(13) Indebtedness of a Restricted Subsidiary of NRG existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by NRG;

(14) with respect to clause (3) of the first paragraph of this covenant only, restrictions encumbering property at the time such property was acquired by NRG or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(15) provisions limiting the disposition or distribution of assets or property in agreements governing Non-Recourse Debt, which limitation is applicable only to the assets that are the subject of such agreements; and

(16) any encumbrance or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of a senior financial officer of NRG, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewals, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

NRG may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not NRG is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of NRG and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) NRG is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than NRG) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly-owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall become a co-issuer of the notes pursuant to supplemental indentures duly executed by the applicable trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than NRG) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of NRG under the notes and the indenture pursuant to supplemental indentures or other documents and agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) (i) NRG or the Person formed by or surviving any such consolidation or merger (if other than NRG), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) NRG’s Fixed Charge Coverage Ratio is greater after giving pro forma effect to such consolidation or merger and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period than NRG’s actual Fixed Charge Coverage Ratio for the period.

In addition, NRG may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of NRG with an Affiliate solely for the purpose of reincorporating NRG in another jurisdiction or forming a direct holding company of NRG; and

(2) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among NRG and its Restricted Subsidiaries, including by way of merger or consolidation.

Transactions with Affiliates

NRG will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of NRG (each, an “Affiliate Transaction”) involving aggregate payments in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to NRG (as reasonably determined by NRG) or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by NRG or such Restricted Subsidiary with an unrelated Person; and

(2) NRG delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $150.0 million, an opinion as to the fairness to NRG or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by NRG or any of its Restricted Subsidiaries or approved by a Responsible Officer of NRG in good faith;

(2) transactions between or among NRG and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of NRG) that is an Affiliate of NRG solely because NRG owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of directors’ fees;

(5) any issuance of Equity Interests (other than Disqualified Stock) of NRG or its Restricted Subsidiaries;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(7) any agreement in effect as of the Issue Date or any amendment thereto or replacement thereof and any transaction contemplated thereby or permitted thereunder, so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the Holders than the original agreement as in effect on the Issue Date;

(8) payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by a Responsible Officer of NRG in good faith;

(9) the existence of, or the performance by NRG or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by NRG or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect;

(10) transactions permitted by, and complying with, the provisions of the covenant described under “— Merger, Consolidation or Sale of Assets”;

(11) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in compliance with the terms of the indenture that are fair to NRG and its Restricted Subsidiaries, in the reasonable determination of a senior financial officer of NRG, or are on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party;

(12) any repurchase, redemption or other retirement of Capital Stock of NRG held by employees of NRG or any of its Subsidiaries;

(13) loans or advances to employees or consultants;

(14) any Permitted Investment in another Person involved in a Permitted Business;

(15) transactions in which NRG or any Restricted Subsidiary of NRG, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to NRG or such

Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(16) the guarantee of Permitted Itiquira Indebtedness;

(17) the issuance of any letters of credit to support obligations of any Excluded Subsidiary;

(18) transactions between or among Excluded Subsidiaries, and any Guarantee, guarantee and/or other credit support provided by NRG and/or any Restricted Subsidiary in respect of any Subsidiary or any Minority Investment so long as all holders of Equity Interests in such Subsidiary or Minority Investment (including NRG or any Restricted Subsidiary, as applicable) shall participate directly or indirectly in such applicable Guarantee, guarantee and/or other credit support or shall provide a commitment in respect of any related obligation, in each case, on a pro rata basis relative to their Equity Interests in such Minority Investment; provided that any such transaction shall be fair and reasonable and beneficial to NRG and its Restricted Subsidiaries (taken as a whole) and consistent with Prudent Industry Practice;

(19) transactions relating to management, marketing, administrative or technical services between NRG and its Restricted Subsidiaries, or between Restricted Subsidiaries;

(20) any tax sharing agreement between or among NRG and its Subsidiaries so long as such tax sharing agreement is on fair and reasonable terms with respect to each participant therein; and

(21) any agreement to do any of the foregoing.

Additional Subsidiary Guarantees

If,

•	NRG or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Excluded Subsidiary or a Domestic Subsidiary that does not Guarantee any other Indebtedness of NRG) after the Issue Date,

•	any Excluded Subsidiary that is a Domestic Subsidiary ceases to be an Excluded Subsidiary after the Issue Date, or

•	any Domestic Subsidiary that does not Guarantee any other Indebtedness of NRG subsequently Guarantees other Indebtedness of NRG,

then such newly acquired or created Subsidiary, former Excluded Subsidiary, or Domestic Subsidiary, as the case may be, will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 business days of the date on which it was acquired or created or ceased to be an Excluded Subsidiary or Guaranteed other Indebtedness of NRG, as the case may be.

Designation of Restricted, Unrestricted and Excluded Project Subsidiaries

NRG may designate, by a certificate executed by a Responsible Officer of NRG, any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by NRG and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by NRG. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. A Responsible Officer of NRG may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

NRG may designate, by a certificate executed by a Responsible Officer of NRG, any Restricted Subsidiary to be an Excluded Project Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary that is not an Excluded Project Subsidiary is designated as an Excluded Project Subsidiary, the aggregate fair market value of all outstanding Investments owned by NRG and its Restricted Subsidiaries in the Subsidiary designated as an Excluded Project Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by NRG. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Excluded Project Subsidiary. A Responsible Officer of NRG may redesignate any Excluded Project Subsidiary to be a Restricted Subsidiary that is not an Excluded Project Subsidiary if that redesignation would not cause a Default.

Payments for Consent

NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture governing the notes unless such consideration is offered to be paid and is paid to all holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, NRG will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods (including any extensions thereof) specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if NRG were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if NRG were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on NRG’s consolidated financial statements by NRG’s independent registered public accounting firm. In addition, NRG will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing). To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of notes.

If NRG is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, NRG will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. NRG agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept NRG’s filings for any reason, NRG will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if NRG were required to file those reports with the Commission.

In addition, NRG and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default with respect to the notes:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by NRG or any of its Restricted Subsidiaries for 45 days after written notice given by the trustee or holders, to comply with any of the other agreements in the indenture;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NRG or any of its Restricted Subsidiaries (or the payment of which is guaranteed by NRG or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $150.0 million or more; provided that this clause (4) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to a Person that is not an Affiliate of NRG; (ii) Non-Recourse Debt of NRG Peaker Finance Company LLC; and (iii) Non-Recourse Debt of NRG or any of its Subsidiaries (except to the extent that NRG or any of its Restricted Subsidiaries that are not parties to such Non-Recourse Debt becomes directly or indirectly liable, including pursuant to any contingent obligation, for any such Non-Recourse Debt and such liability, individually or in the aggregate, exceeds $150.0 million);

(5) one or more judgments for the payment of money in an aggregate amount in excess of $150.0 million (excluding therefrom any amount reasonably expected to be covered by insurance) shall be rendered against NRG, any Restricted Subsidiary of NRG that is not an Excluded Project Subsidiary or any combination thereof and the same shall not have been paid, discharged or stayed for a period of 60 days after such judgment became final and non-appealable;

(6) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any final and non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor (or any group of Guarantors) that constitutes a Significant Subsidiary, or any Person acting on behalf of any Guarantor (or any group of Guarantors) that constitutes a Significant Subsidiary, shall deny or disaffirm its or their obligations under its or their Subsidiary Guarantee(s); and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to NRG or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default with respect to the notes arising from certain events of bankruptcy or insolvency with respect to NRG, any Restricted Subsidiary (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes that are outstanding may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the notes that are then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Subject to the provisions of the indenture relating to the duties of the applicable trustee, in case an Event of Default occurs and is continuing under the indenture, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the notes that are then outstanding have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of notes that are then outstanding have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such notes.

NRG is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, NRG is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of NRG or any Guarantor, as such, will have any liability for any obligations of NRG or the Guarantors under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

NRG may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes that are outstanding and all obligations of the Guarantors of such notes discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of notes that are then outstanding to receive payments in respect of the principal of, or interest or premium on the notes when such payments are due from the trust referred to below;

(2) NRG’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee for the notes, and NRG’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture for the notes.

In addition, NRG may, at its option and at any time, elect to have the obligations of NRG and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) NRG must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and NRG must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, NRG has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) NRG has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, NRG has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default with respect to the notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which NRG or any of its Subsidiaries is a party or by which NRG or any of its Subsidiaries is bound;

(6) NRG must deliver to the trustee an officers’ certificate stating that the deposit was not made by NRG with the intent of preferring the holders of notes over the other creditors of NRG with the intent of defeating, hindering, delaying or defrauding creditors of NRG or others; and

(7) NRG must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes outstanding thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing default or compliance with any provision of the indenture or the notes outstanding thereunder may be waived with the consent of the holders of a majority in principal amount of the notes that are then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

Without the consent of each holder of notes affected, an amendment or waiver may not (with respect to any such notes held by a non-consenting holder):

(1) reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such note or alter the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any such note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on such notes (except a rescission of acceleration of such notes by the holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration);

(5) make any such note payable in currency other than that stated in such notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of such notes to receive payments of principal of, or interest or premium on such notes;

(7) waive a redemption payment with respect to any such note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, NRG, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of NRG’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of NRG’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under any indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of any indenture under the Trust Indenture Act;

(6) to conform the text of the indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or the notes;

(7) to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof;

(8) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date hereof; or

(9) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all such notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to NRG, have been delivered to the trustee for such notes for cancellation; or

(b) all such notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and NRG or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default under the indenture has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which NRG or any Guarantor is a party or by which NRG or any Guarantor is bound;

(3) NRG or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) NRG has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, NRG must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of NRG or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if such indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the notes that are outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person or asset existing at the time such other Person or asset is merged with or into, is acquired by, or became a Subsidiary of such specified Person, as the case may be, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law” shall mean, as to any Person, any ordinance, law, treaty, rule or regulation or determination by an arbitrator or a court or other Governmental Authority, including ERCOT, in each case, applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property is subject.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such note; or

(2) the excess of:

(A) the present value at such redemption date of (i) the redemption price of such note at (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease (other than an Operating Lease), conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of NRG and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control Triggering Event” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;” and

(2) the issuance of Equity Interests in any of NRG’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions for which NRG or its Restricted Subsidiaries receive aggregate consideration of less than $100.0 million;

(2) a transfer of assets or Equity Interests between or among NRG and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of NRG to NRG or to a Restricted Subsidiary of NRG;

(4) the sale or lease of products or services and any sale or other disposition of damaged, worn-out or obsolete assets;

(5) the sale or discount, in each case without recourse, of accounts receivable, but only in connection with the compromise or collection thereof;

(6) the licensing of intellectual property;

(7) the sale, lease, conveyance or other disposition for value of energy, fuel or emission credits or contracts for any of the foregoing;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(10) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any “boot” thereon) for use in a Permitted Business;

(11) a disposition of assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action; and

(12) any sale and leaseback transaction that is a Permitted Tax Lease.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Euros or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper and auction rate securities having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within 12 months after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, in either case having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(7) money market funds that invest primarily in securities described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of NRG and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of NRG or any of its Restricted Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);

(2) the adoption of a plan relating to the liquidation or dissolution of NRG;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than a corporation owned directly or indirectly by the stockholders of NRG in substantially the same proportion as their ownership of stock of NRG prior to such transaction, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of NRG, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of NRG are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to it in the indenture governing the notes.

“Change of Control Triggering Event” means (i) a Change of Control has occurred and (ii) the notes are downgraded by either S&P or Moody’s on any date during the period commencing 60 days prior to the consummation of such Change of Control and ending 60 days following consummation of such Change of Control.

“Concurrent Cash Distributions” has the meaning assigned to it in the definition of “Investments.”

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss (including any loss on the extinguishment or conversion of Indebtedness) plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without giving effect of the threshold provided in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) any expenses or charges related to any equity offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the indenture including a refinancing thereof (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Agreement, and deducted in computing Consolidated Net Income; plus

(5) any professional and underwriting fees related to any equity offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the indenture and, in each case, deducted in such period in computing Consolidated Net Income; plus

(6) the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus

(7) any non cash gain or loss attributable to Mark to Market Adjustments in connection with Hedging Obligations; plus

(8) without duplication, any writeoffs, writedowns or other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(9) all items classified as extraordinary, unusual or nonrecurring non-cash losses or charges (including, without limitation, severance, relocation and other restructuring costs), and related tax effects according to GAAP to the extent such non-cash charges or losses were deducted in computing such Consolidated Net Income; plus

(10) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(11) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; in each case, on a consolidated basis and determined in accordance with GAAP (including, without limitation, any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date; minus

(12) interest income for such period;

provided, however, that Consolidated Cash Flow of NRG will exclude the Consolidated Cash Flow attributable to (i) Excluded Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by the Excluded Subsidiary of that Consolidated Cash Flow is not, as a result of an Excluded Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Subsidiary Debt Agreement (provided that the Consolidated Cash Flow of the Excluded Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing), and (ii) for purposes of the covenant described above under the caption “— Certain Covenants — Restricted Payments” only, Excluded Project Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, the consolidated cash interest expense of such Person and its Restricted Subsidiaries (other than Excluded Project Subsidiaries) for such period, whether paid or accrued (including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations, but not including amortization of original issue discount and other non-cash interest payments), net of cash interest income. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by NRG or any Restricted Subsidiary (other than an Excluded Project Subsidiary) with respect to any interest rate hedging agreements.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments but excluding Concurrent Cash Distributions) paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) for purposes of the covenant described above under the caption “— Certain Covenants — Restricted Payments” only, the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any net after-tax non-recurring or unusual gains, losses (less all fees and expenses relating thereto) or other charges or revenue or expenses (including, without limitation, relating to severance, relocation and one-time compensation charges) shall be excluded;

(5) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded, whether under FASB 123R or otherwise;

(6) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(7) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions shall be excluded; and

(8) any impairment charge or asset write-off pursuant to Financial Accounting Statement No. 142 and No. 144 or any successor pronouncement shall be excluded.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of NRG who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Contribution Indebtedness” means Indebtedness of NRG in an aggregate principal amount not to exceed two times the aggregate amount of cash received by NRG after the Issue Date from the sale of its Equity Interests (other than Disqualified Stock) or as a contribution to its common equity capital (in each case, other than to or from a Subsidiary of NRG); provided that such Indebtedness (a) is incurred within 180 days after the sale of such Equity Interests or the making of such capital contribution and (b) is designated as “Contribution Indebtedness” pursuant to an officers’ certificate on the date of its incurrence. Any sale of Equity Interests or capital contribution that forms the basis for an incurrence of Contribution Indebtedness will not be considered to be a sale of Qualifying Equity Interests and will be disregarded for purposes of the “Restricted Payments” covenant and will not be considered to be an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated June 8, 2007, among NRG, the lenders party thereto, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as joint book runners and joint lead arrangers, Citicorp North America, Inc., as administrative agent and collateral agent, and Credit Suisse, as syndication agent, described in this prospectus supplement under the heading “Description of Certain Other Indebtedness and Preferred Stock.”

“Credit Facilities” means (i) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, credit-linked deposits (or similar deposits) receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and (ii) debt securities sold to institutional investors, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Debt to Cash Flow Ratio” means, as of any date of determination (for purposes of this definition, the “Calculation Date”), the ratio of (a) the Total Debt of NRG as of such date to (b) the Consolidated Cash Flow of NRG for the four most recent full fiscal quarters ending immediately prior to such date for which financial statements are publicly available. For purposes of making the computation referred to above:

(1) Investments and acquisitions that have been made by NRG or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by NRG or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(5) the Consolidated Cash Flow attributable to Excluded Project Subsidiaries will be excluded for purposes of all calculations required by this definition.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of non-cash consideration received by NRG or any person who is an Affiliate of the Company as a result of the Company’s ownership of Equity Interests in such Person in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by a senior financial officer of NRG, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require NRG to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that NRG may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that NRG and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of NRG that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of NRG.

“Environmental CapEx Debt” shall mean Indebtedness of NRG or its Restricted Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.

“Environmental Capital Expenditures” shall mean capital expenditures deemed necessary by NRG or its Restricted Subsidiaries to comply with Environmental Laws.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale of Capital Stock (other than Disqualified Stock) of NRG pursuant to (1) a public offering or (2) a private placement to Persons who are not Affiliates of NRG.

“ERCOT” means the Electric Reliability Council of Texas.

“Excluded Foreign Subsidiary” means, at any time, any Foreign Subsidiary that is (or is treated as) for United States federal income tax purposes either (1) a corporation or (2) a pass-through entity owned directly or indirectly by another Foreign Subsidiary that is (or is treated as) a corporation; provided that notwithstanding the foregoing, the following entities will be deemed to be “Excluded Foreign Subsidiaries”: Sterling Luxembourg (No. 4) S.a.r.l., NRG Pacific Corporate Services Pty Ltd., Tosli Acquisition B.V. and any subsidiary of Tosli Acquisition BV incorporated or formed in connection with the Itiquira Refinancing.

“Excluded Proceeds” means any Net Proceeds of an Asset Sale involving:

(1) the sale of up to $300,000,000 in the aggregate received since the Issue Date from one or more Asset Sales of Equity Interests in, or property or assets of, any Foreign Subsidiaries or any Foreign Subsidiary Holding Company; and

(2) the sale of up to $50,000,000 of assets per year, in either event if and to the extent such Net Proceeds are designated by a Responsible Officer of NRG as Excluded Proceeds.

“Excluded Project Subsidiary” shall mean, at any time,

(a) each Subsidiary of NRG that is an obligor or otherwise bound with respect to Non-Recourse Debt on the Issue Date,

(b) any Person that becomes a Subsidiary of NRG after the Issue Date that is an obligor or otherwise bound with respect to Indebtedness that constitutes Non-Recourse Debt and that is not an obligor with respect to any other Indebtedness,

(c) any Person that is a Subsidiary of NRG on the Issue Date or any Person that becomes a Subsidiary of NRG after the Issue Date and that, in each case, has been designated, by a certificate executed by a Responsible Officer of NRG, as an Excluded Project Subsidiary dedicated to constructing or acquiring power generation facilities or related or ancillary assets or properties that are to be financed only with equity contributions and Non-Recourse Debt (and not any other Indebtedness), and

(d) any Subsidiary of NRG that (i) has been released as a Guarantor under the indenture pursuant to clause (7) of the third paragraph under the heading “Subsidiary Guarantees” or (ii), in the case of newly acquired or formed Subsidiaries, is not otherwise required to execute a Guarantee under the indenture as set forth under the heading “Additional Subsidiary Guarantees.”

“Excluded Subsidiaries” means the Excluded Project Subsidiaries, the Excluded Foreign Subsidiaries and the Immaterial Subsidiaries.

“Excluded Subsidiary Debt Agreement” means the agreement or documents governing the relevant Indebtedness referred to in the definition of “Excluded Subsidiary Debt Default.”

“Excluded Subsidiary Debt Default” means, with respect to any Excluded Subsidiary, the failure of such Excluded Subsidiary to pay any principal or interest or other amounts due in respect of any Indebtedness, when and as the same shall become due and payable, or the occurrence of any other event or condition that results in any

Indebtedness of such Excluded Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Exempt Subsidiaries” means, collectively, NRG Ilion LP LLC, NRG Ilion Limited Partnership, Meriden Gas Turbine LLC, LSP-Nelson Energy LLC, NRG Nelson Turbines LLC, NRG Jackson Valley Energy I, Inc., NRG McClain LLC, NRG Audrain Holding LLC, NRG Audrain Generating LLC, NRG Peaker Finance Company LLC, Bayou Cove Peaking Power, LLC, Big Cajun I Peaking Power LLC, NRG Rockford LLC, NRG Rockford II LLC, NRG Rockford Equipment II LLC, NRG Sterlington Power LLC and NRG Rockford Acquisition LLC.

“Existing Indebtedness” means Indebtedness of NRG and its Subsidiaries (other than the Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Existing Indentures” means the indentures governing the Existing Senior Notes.

“Existing Senior Notes” means all notes issued pursuant to the indentures governing NRG’s outstanding 7.250% Senior Notes due 2014, 7.375% Senior Notes due 2016 and 7.375% Senior Notes due 2017.

“Facility” means a power or energy related facility.

“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a Responsible Officer of NRG.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments and acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on the same pro forma basis;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness that is being incurred on the Calculation Date bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into NRG or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto (including any Pro Forma Cost Savings) for such period as if such Investment, acquisition or disposition, or classification of such operation as discontinued had occurred at the beginning of the applicable four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries (other than interest expense of any Excluded Subsidiary the Consolidated Cash Flow of which is excluded from the Consolidated Cash Flow of such Person pursuant to the definition of “Consolidated Cash Flow”) for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable in Equity Interests of NRG (other than Disqualified Stock) or to NRG or a Restricted Subsidiary of NRG, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5) interest income for such period.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary that is a direct parent of one or more Foreign Subsidiaries and holds, directly or indirectly, no other assets other than Equity Interests of Foreign Subsidiaries and other de minimis assets related thereto.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) NRG’s Restricted Subsidiaries other than the Excluded Foreign Subsidiaries, the Excluded Project Subsidiaries, and the Immaterial Subsidiaries; and

(2) any other Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Goldman Sachs Hedge Agreement” means the Master Power Purchase and Sale Agreement dated as of July 21, 2004, between an affiliate of Goldman, Sachs & Co. and Texas Genco, LP, as amended to the Issue Date, and any agreements related thereto.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any non-governmental authority regulating the generation and/or transmission of energy.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements, and

(2) (i) agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or commodity transportation or transmission pricing or availability, including but not limited to the Goldman Sachs Hedge Agreement; (ii) any netting arrangements, power purchase and sale agreements, fuel purchase and sale agreements, swaps, options and other agreements, in each case, that fluctuate in value with fluctuations in energy, power or gas prices; and (iii) agreements or arrangements for commercial or trading activities with respect to the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of NRG that is designated by NRG as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary, together with all other Immaterial Subsidiaries, has (i) total assets at such time not exceeding 5% of NRG’s consolidated assets as of the most recent fiscal quarter for which balance sheet information is available and (ii) total revenues and operating income for the most recent 12-month period for which income statement information is available not exceeding 5% of NRG’s consolidated revenues and operating income, respectively; provided that such Restricted Subsidiary shall be an Immaterial Subsidiary only to the extent that and for so long as all of the above requirements are satisfied.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, except as provided in clause (5) below), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property (including trade payables) or services due more than six months after such property is acquired or such services are completed; or

(6) representing the net amount owing under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided, that the amount of such Indebtedness shall be deemed not to exceed the lesser of the amount secured by such Lien and the value of the Person’s property securing such Lien.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of NRG, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and equal to or higher than Baa3 (or the equivalent) by Moody’s.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If NRG or any Subsidiary of NRG sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of NRG such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of NRG, NRG will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of NRG’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by NRG or any Subsidiary of NRG of a Person that holds an Investment in a third Person will be deemed to be an Investment by NRG or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

Notwithstanding anything to the contrary herein, in the case of any Investment made by NRG or a Restricted Subsidiary of NRG in a Person substantially concurrently with a cash distribution by such Person to NRG or a Guarantor (a “Concurrent Cash Distribution”), then:

(a) the Concurrent Cash Distribution shall be deemed to be Net Proceeds received in connection with an Asset Sale and applied as set forth above under the caption “— Certain Covenants Asset Sales”; and

(b) the amount of such Investment shall be deemed to be the fair market value of the Investment, less the amount of the Concurrent Cash Distribution.

“Issue Date” means             , 2009.

“Itiquira” shall mean Itiquira Energetica S.A.

“Itiquira Acquisition Sub” shall have the meaning assigned to such term in the definition of Itiquira Refinancing.

“Itiquira Refinancing” means the transaction or series of related transactions pursuant to which (a) any or all of the outstanding preferred stock of Itiquira directly or indirectly held by Eletrobrás is acquired by Itiquira or a subsidiary of Tosli Acquisition BV (“Itiquira Acquisition Sub”) for an aggregate consideration not to exceed to $70,000,000, and, following such acquisition, such preferred stock is redeemed, repaid or otherwise retired or held as treasury stock or otherwise treated in accordance with the requirements of Brazilian law, and (b) pursuant to which Itiquira or the Itiquira Acquisition Sub may incur up to $70,000,000 in aggregate principal amount of Indebtedness secured by Liens on the assets of Itiquira and the Itiquira Acquisition Sub (“Permitted Itiquira Indebtedness”), in each case on terms and conditions (which may include terms and conditions other than those set forth in this definition) reasonably satisfactory to the Administrative Agent under the Credit Agreement.

“Lien” means, with respect to any asset:

(1) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset;

(2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(3) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities.

For the avoidance of doubt, “Lien” shall not be deemed to include licenses of intellectual property.

“Mark-to-Market Adjustments” means:

(1) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or any similar successor provision; plus

(a) any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in the current period; plus

(b) any gain relating to Hedging Obligations associated with transactions recorded in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated Cash Flow pursuant to clauses (2)(a) and (2)(b) below; less,

(2) any non-cash gain attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or any similar successor provision; less

(a) any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in the current period; less

(b) any loss relating to Hedging Obligations associated with transactions recorded in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated Cash Flow pursuant to clauses (1)(a) and (1)(b) above.

“Material Adverse Effect” shall mean a material adverse change in or material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or prospects of NRG and its Subsidiaries, taken as a whole.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which NRG or any Restricted Subsidiary owns Capital Stock.

“Moody’s” means Moody’s Investors Service, Inc. or any successor entity.

“Necessary CapEx Debt” shall mean Indebtedness of NRG or its Restricted Subsidiaries incurred for the purpose of financing Necessary Capital Expenditures.

“Necessary Capital Expenditures” shall mean capital expenditures that are required by Applicable Law (other than Environmental Laws) or undertaken for health and safety reasons. The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without giving effect to the threshold provided for in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by NRG or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither NRG nor any of its Restricted Subsidiaries (other than an Excluded Project Subsidiary) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than pursuant to a Non-Recourse Guarantee or any arrangement to provide or guarantee to provide goods and services on an arm’s length basis, (b) is directly or indirectly liable as a guarantor or otherwise, other than pursuant to a Non-Recourse Guarantee, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of NRG (other than the notes and the Credit Agreement) or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) in the case of Non-Recourse Debt incurred after the Issue Date, as to which the lenders have been notified in writing, or have otherwise agreed, that they will not have any recourse to the stock or assets of NRG or any of its Restricted Subsidiaries except as otherwise permitted by clauses (1) or (2) above;

provided, however, that the following shall be deemed to be Non-Recourse Debt: (i) Guarantees with respect to debt service reserves established with respect to a Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee; (ii) contingent obligations of NRG or any other Subsidiary to make capital contributions to a Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of Letters of Credit issued under and subject to the terms of, the Credit Agreement to support obligations of a Subsidiary; (iv) agreements of NRG or any Subsidiary to provide, or guarantees or other credit support (including letters of credit) by NRG or any Subsidiary of any agreement of another Subsidiary to provide, corporate, management, marketing, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such Subsidiary, including in respect of the sale or acquisition of power, emissions, fuel, oil, gas or other supply of energy, (v) any agreements containing Hedging Obligations, and any power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, commercial or trading agreements and any other similar agreements entered into between NRG or any Subsidiary with or otherwise involving any other Subsidiary, including any guarantees or other credit support (including letters of credit) in connection therewith, and (vi) any Investments in a Subsidiary, to the extent in the case of (i) through (vi) otherwise permitted by the indenture.

“Non-Recourse Guarantee” means any Guarantee by NRG or a Guarantor of Non-Recourse Debt incurred by an Excluded Project Subsidiary as to which the lenders of such Non-Recourse Debt have acknowledged that they will not have any recourse to the stock or assets of NRG or any Guarantor, except to the limited extent set forth in such guarantee.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the business of acquiring, constructing, managing, developing, improving, maintaining, leasing, owning and operating Facilities, together with any related assets or facilities, as well as any other activities reasonably related to, ancillary to, or incidental to, any of the foregoing activities (including acquiring and holding reserves), including investing in Facilities.

“Permitted Investments” means:

(1) any Investment in NRG or in a Restricted Subsidiary of NRG that is a Guarantor;

(2) any Investment in an Immaterial Subsidiary;

(3) any Investment in an Excluded Foreign Subsidiary for so long as the Excluded Foreign Subsidiaries do not collectively own more than 20% of the consolidated assets of NRG as of the most recent fiscal quarter end for which financial statements are publicly available;

(4) any issuance of letters of credit to support the obligations of any of the Excluded Subsidiaries;

(5) any Investment in Cash Equivalents (and, in the case of Excluded Subsidiaries only, Cash Equivalents or other liquid investments permitted under any Credit Facility to which it is a party);

(6) any Investment by NRG or any Restricted Subsidiary of NRG in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of NRG and a Guarantor or an Immaterial Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NRG or a Restricted Subsidiary of NRG that is a Guarantor;

(7) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(8) Investments made as a result of the sale of Equity Interests of any Person that is a Subsidiary of NRG such that, after giving effect to any such sale, such Person is no longer a Subsidiary of NRG, if the sale of such Equity Interests constitutes an Asset Sale and the Net Proceeds received from such Asset Sale are applied as set forth above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(9) Investments to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of NRG;

(10) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers of NRG or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(11) Investments represented by Hedging Obligations;

(12) loans or advances to employees;

(13) repurchases of the notes or pari passu Indebtedness;

(14) any Investment in securities of trade creditors, trade counter-parties or customers received in compromise of obligations of those Persons, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(15) negotiable instruments held for deposit or collection;

(16) receivables owing to NRG or any Restricted Subsidiary of NRG and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as NRG of any such Restricted Subsidiary of NRG deems reasonable under the circumstances;

(17) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(18) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(19) any Investment in any Person engaged primarily in one or more Permitted Businesses (including, without limitation, Excluded Subsidiaries, Unrestricted Subsidiaries, and Persons that are not Subsidiaries of NRG) made for cash since the Issue Date;

(20) the contribution of any one or more of the Specified Facilities to a Restricted Subsidiary that is not a Guarantor;

(21) Investments made pursuant to a commitment that, when entered into, would have complied with the provisions of the indenture;

(22) Investments in any Excluded Subsidiary made by another Excluded Subsidiary; and

(23) other Investments made since the Issue Date in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (23) that are at the time outstanding not to exceed the greater of (a) $500.0 million and (b) 2.5% of Total Assets; provided, however, that if any Investment pursuant to this clause (23) is made in any Person that is not a Restricted Subsidiary of NRG and a Guarantor at the date of the making of the Investment and such Person becomes a Restricted Subsidiary and a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (23).

“Permitted Itiquira Indebtedness” shall have the meaning assigned to such term in the definition of Itiquira Refinancing.

“Permitted Liens” means:

(1) Liens on assets of NRG or any Guarantor securing Indebtedness and other Obligations under Credit Facilities, in an aggregate principal amount not exceeding, on the date of the creation of such Liens, the greater of (a) 30.0% of Total Assets or (b) $6.0 billion less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made by NRG or any of its Restricted Subsidiaries since the Issue Date with the Net Proceeds of Asset Sales (other than Excluded Proceeds) and less, without duplication, the aggregate amount of all repayments or commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by NRG or any of its Restricted Subsidiaries since the Issue Date as a result of the application of the Net Proceeds of Asset Sales (other than Excluded Proceeds) in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” (excluding temporary reductions in revolving credit borrowings as contemplated by that covenant);

(2) Liens to secure obligations with respect to (i) contracts (other than for Indebtedness) for commercial and trading activities for the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service, and (ii) Hedging Obligations;

(3) Liens on assets of Excluded Subsidiaries securing Indebtedness and/or other obligations of Excluded Subsidiaries that was permitted by the terms of the indenture to be incurred;

(4) Liens (a) in favor of NRG or any of the Guarantors; (b) incurred by Excluded Project Subsidiaries in favor of any other Excluded Project Subsidiary; or (c) incurred by Excluded Foreign Subsidiaries in favor of any other Excluded Foreign Subsidiary;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature;

(6) Liens to secure obligations to vendors or suppliers covering the assets sold or supplied by such vendors or suppliers, including Liens to secure Indebtedness or other obligations (including Capital Lease Obligations) permitted by clauses (4), (13), (20) and (21) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, oil, gas and other mineral interests and leases, and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(13) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security;

(14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of NRG or any of its Restricted Subsidiaries, including rights of offset and set-off;

(15) leases or subleases granted to others that do not materially interfere with the business of NRG and its Restricted Subsidiaries;

(16) statutory Liens arising under ERISA;

(17) Liens on property (including Capital Stock) existing at the time of acquisition of the property by NRG or any Subsidiary of NRG; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(18) Liens arising from Uniform Commercial Code financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of the indenture);

(19) Liens on assets and Equity Interests of a Subsidiary that is an Excluded Subsidiary;

(20) Liens granted in favor of Xcel pursuant to the Xcel Indemnification Agreements as in effect on the Issue Date held by Xcel thereunder;

(21) Liens to secure Indebtedness or other obligations incurred to finance Necessary Capital Expenditures that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Indebtedness;

(22) Liens to secure Environmental CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt;

(23) Liens on assets or securities deemed to arise in connection with the execution, delivery or performance of contracts to sell such assets or stock otherwise permitted under the indenture;

(24) Liens on assets of Itiquira incurred pursuant to the Itiquira Refinancing;

(25) any Liens resulting from restrictions on any Equity Interest or undivided interests, as the case may be, of a Person providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners’, participation or other similar agreement between such Person and one or more other holders of Equity Interests or undivided interests of such Person, as the case may be, if a security interest or Lien is created on such Equity Interest or undivided interest, as the case may be, as a result thereof;

(26) Liens resulting from any customary provisions limiting the disposition or distribution of assets or property (including without limitation Equity Interests) or any related restrictions thereon in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest; provided, however, that any such limitation is applicable only to the assets that are the subjects of such agreements;

(27) those Liens or other exceptions to title, in either case on or in respect of any facility of NRG or any Subsidiary, arising as a result of any shared facility agreement entered into after the closing date with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of the business of NRG or such Subsidiary;

(28) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;

(29) any Liens on property and assets (other than certain properties or assets defined as “core” collateral) designated as Excluded Assets from time to time by NRG under clause (xiii) of the related definition under the Credit Agreement, which shall not have, when taken together with all other “non-core” property and assets that constitute Excluded Assets pursuant to such clause at the relevant time of determination, a fair market value in excess of $500.0 million in the aggregate (and, to the extent that such fair market value of such property and assets exceeds $500.0 million in the aggregate, such property or assets shall cease to be an Excluded Asset only to the extent of such excess fair market value); and

(30) Liens incurred by NRG or any Subsidiary of NRG with respect to obligations not to exceed $500.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of NRG or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of NRG or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) such Indebtedness is incurred either by NRG (and may be guaranteed by any Guarantor) or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes.

“Permitted Tax Lease” means a sale and leaseback transaction consisting of a “payment in lieu of taxes” program or any similar structure (including leases, sale-leasebacks, etc.) primarily intended to provide tax benefits (and not primarily intended to create Indebtedness).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PMI” means NRG Power Marketing Inc., a Delaware corporation.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, reductions in costs and related adjustments that have been actually realized or are projected by NRG’s Chief Financial Officer in good faith to result from reasonably identifiable and factually supportable actions or events, but only if such reductions in costs and related adjustments are so projected by NRG to be realized during the consecutive four-quarter period commencing after the transaction giving rise to such calculation.

“Prudent Industry Practice” shall mean those practices and methods as are commonly used or adopted by Persons in the Permitted Business in the United States in connection with the conduct of the business of such industry, in each case as such practices or methods may evolve from time to time, consistent in all material respects with all applicable legal requirements.

“Qualifying Equity Interests” means Equity Interests of NRG other than (1) Disqualified Stock; (2) Equity Interests that were used to support an incurrence of Contribution Indebtedness and (3) Equity Interests sold in an Equity Offering prior to the third anniversary of the Issue Date that are eligible to be used to support an optional redemption of notes pursuant to the “Optional Redemption” provisions of the indenture.

“Responsible Officer” of Person means the chief executive officer, chief financial officer, treasurer or general counsel of such Person.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning assigned to such term under the caption “— Certain Covenants — Restricted Payments.” For purposes of determining compliance with the covenant described above under the caption “— Certain Covenants — Restricted Payments,” no Hedging Obligation shall be deemed to be contractually subordinated to the notes or any Subsidiary Guarantee.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group or any successor entity.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Facility” means each of the following Facilities, or any part thereof: (a) the Facilities held on the Issue Date by Vienna Power LLC, Meriden Gas Turbine LLC, Norwalk Power LLC, Connecticut Jet Power LLC (excluding the Cos Cob assets), Devon Power LLC, Montville Power LLC (including the Capital Stock of the entities owning such Facilities, provided that such entities do not hold material assets other than the Facilities held on the Issue Date); (b) the following Facilities: P.H. Robinson, H.O. Clarke, Webster, Unit 3 at Cedar Bayou, Unit 2 at T.H. Wharton; and (c) the Capital Stock of the following Subsidiaries of NRG if such Subsidiary holds no assets other than the Capital Stock of a Foreign Subsidiary of NRG: NRG Latin America, Inc., NRG International LLC, NRG Insurance Ltd. (Cayman Islands), NRG Asia Pacific, Ltd., NRG International II Inc. and NRG International III Inc.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by each Guarantor of NRG’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Total Assets” means the total consolidated assets of NRG and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of NRG.

“Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of NRG and its Restricted Subsidiaries (other than Excluded Project Subsidiaries) outstanding on such date, determined on a consolidated basis in accordance with GAAP; provided that (1) Total Debt will include only the amount of payments that NRG or any of its Restricted Subsidiaries (other than Excluded Project Subsidiaries) would be required to make, on the date Total Debt is being determined, in the event of any early termination or similar event on such date of determination and (2) for the avoidance of doubt, Total Debt will not include the undrawn amount of any outstanding letters of credit.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to          ; provided, however, that if the period from the redemption date to           is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of NRG that is designated by NRG as an Unrestricted Subsidiary pursuant to a certificate executed by a Responsible Officer of NRG, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Affiliate Transactions,” is not party to any agreement, contract, arrangement or understanding with NRG or any Restricted Subsidiary of NRG unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to NRG or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of NRG;

(3) is a Person with respect to which neither NRG nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by the Credit Agreement as in effect on the Issue Date; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of NRG or any of its Restricted Subsidiaries except as otherwise permitted by the Credit Agreement as in effect on the Issue Date.

Any designation of a Subsidiary of NRG as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the certificate executed by a Responsible Officer of NRG giving effect to such designation and certifying that such designation complied with the conditions described above under the caption “— Certain Covenants — Designation of Restricted, Unrestricted and Excluded Project Subsidiaries” and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary fails to meet the requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of NRG as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” NRG will be in default of such covenant. NRG may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of NRG of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Xcel” means Xcel Energy Inc., a Minnesota corporation.

“Xcel Indemnification Agreements” means: (i) the Indemnification Agreement, dated as of December 5, 2003, between Xcel Energy Inc., Northern States Power Company and NRG; and (ii) the Indemnification Agreement, dated as of December 5, 2003, between Xcel Energy Inc., Northern States Power Company and NRG.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS AND PREFERRED STOCK

Senior Secured Credit Facility

On June 8, 2007, NRG amended and restated its existing senior secured credit facility, or the Senior Credit Facility, with a syndicate of financial institutions, Citicorp North America, Inc., as administrative agent and collateral agent, and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as joint book-runners and joint lead arrangers. The Senior Credit Facility consists of a $3.575 billion senior first priority secured term loan (of which $1.175 billion has been repaid through March 31, 2009), or the Term Loan Facility, a $1.0 billion senior first priority secured revolving credit facility, or the Revolving Credit Facility, and a $1.3 billion senior first priority secured synthetic letter of credit facility, or the Synthetic Letter of Credit Facility. The Senior Credit Facility is the result of an NRG refinancing which occurred on June 8, 2007, and for which a charge of $35 million was recorded to NRG’s results of operations for the year ended December 31, 2007, primarily related to the write-off of previously deferred financing costs. The pricing on NRG’s Term Loan Facility and Synthetic Letter of Credit Facility is subject to reduction upon the achievement of certain financial ratios.

As of March 31, 2009, NRG had issued $416 million of letters of credit under the Synthetic Letter of Credit Facility, leaving $884 million available for future issuances. There were no letters of credit issued under the Revolving Credit Facility as of March 31, 2009, leaving $1.0 billion available for borrowings, of which approximately $900 million could be used to issue additional letters of credit.

The Term Loan Facility matures on February 1, 2013, and amortizes in 27 consecutive equal quarterly installments of 0.25% term loan commitments, beginning June 30, 2006, with the balance payable on the seventh anniversary thereof. The full amount of the Revolving Credit Facility will mature on February 2, 2011. The Synthetic Letter of Credit Facility will mature on February 1, 2013, and no amortization will be required in respect thereof. NRG has the option to prepay the Senior Credit Facility in whole or in part at any time without penalty or premium.

Beginning in 2008, NRG must annually offer a portion of its excess cash flow (as defined in the Senior Credit Facility) to its first lien lenders under the Term Loan Facility. The percentage of the excess cash flow offered to these lenders is dependent upon NRG’s consolidated leverage ratio (as defined in the Senior Credit Facility) at the end of the preceding year. Of the amount offered, the first lien lenders must accept 50%, while the remaining 50% may either be accepted or rejected at the lenders’ option. In March 2009, NRG made a repayment of approximately $197 million to its first lien lenders under the Term Loan Facility as a result of the 2009 mandatory offer related to 2008. The 2008 mandatory offer related to 2007 was $446 million, against which NRG made a prepayment of $300 million in December 2007. Of the remaining $146 million, the lenders accepted a repayment of $143 million in March 2008. The amount retained by NRG was used for investments, capital expenditures and other items as permitted by the Senior Credit Facility.

The Senior Credit Facility is guaranteed by substantially all of NRG’s existing and future direct and indirect subsidiaries, with certain customary or agreed-upon exceptions for unrestricted foreign subsidiaries, project subsidiaries, and certain other subsidiaries. The capital stock of substantially all of NRG’s subsidiaries, with certain exceptions for unrestricted subsidiaries, foreign subsidiaries, and project subsidiaries, has been pledged for the benefit of the Senior Credit Facility’s lenders.

The Senior Credit Facility is also secured by first-priority perfected security interests in substantially all of the property and assets owned or acquired by NRG and its subsidiaries, other than certain limited exceptions. These exceptions include assets of certain unrestricted subsidiaries, equity interests in certain of NRG’s project affiliates that have non-recourse debt financing, and voting equity interests in excess of 66% of the total outstanding voting equity interest of certain of NRG’s foreign subsidiaries.

The Senior Credit Facility contains customary covenants, which, among other things, require NRG to meet certain financial tests, including a minimum interest coverage ratio and a maximum leverage ratio on a consolidated basis, and limit NRG’s ability to:

•	incur indebtedness and liens and enter into sale and lease-back transactions;

•	make investments, loans and advances; and

•	return capital to shareholders.

Interest Rate Swaps

In connection with the Senior Credit Facility, NRG entered into a series of forward-setting interest rate swaps in 2006 which are intended to hedge the risks associated with floating interest rates which swaps are secured by a first lien on the same assets securing the Senior Credit Facility. For each of the interest rate swaps, NRG pays its counterparty the equivalent of a fixed interest payment on a predetermined notional value, and NRG receives quarterly the equivalent of a floating interest payment based on a 3-month LIBOR calculated on the same notional value. All interest rate swap payments by NRG and its counterparties are made quarterly, and the LIBOR is determined in advance of each interest period. While the notional value of each of the swaps does not vary over time, the swaps are designed to mature sequentially.

Senior Notes

NRG has issued three outstanding issuances of senior notes under an indenture, dated February 2, 2006, or the base indenture, between NRG and Law Debenture Trust Company of New York, as trustee, as supplemented by supplemental indentures setting forth the terms of each such series:

•	7.25% senior notes, issued February 2, 2006 and due February 1, 2014, or the 2014 Senior Notes;

•	7.375% senior notes, issued February 2, 2006 and due February 1, 2016, or the 2016 Senior Notes; and

•	7.375% senior notes, issued November 21, 2006 and due January 15, 2017, or the 2017 Senior Notes (and together with the 2014 Notes and the 2016 Notes, the Senior Notes).

Supplemental indentures to each series of notes have been issued to add newly formed or acquired subsidiaries as guarantors (together with the base indenture, the Indentures).

The Indentures and the form of notes provide, among other things, that the Senior Notes will be senior unsecured obligations of NRG. The Indentures also provide for customary events of default, which include, among others: nonpayment of principal or interest; breach of other agreements in the Indentures; defaults in failure to pay certain other indebtedness; the rendering of judgments to pay certain amounts of money against NRG and its subsidiaries; the failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the Holders of at least 25% in principal amount of the then outstanding series of Senior Notes may declare all of the Senior Notes of such series to be due and payable immediately.

The terms of the Indentures, among other things, limit NRG’s ability and certain of its subsidiaries’ ability to:

•	return capital to shareholders;

•	grant liens on assets to lenders; and

•	incur additional debt.

Interest is payable semi-annually on the Senior Notes until their maturity dates. In addition, NRG entered into a fixed to floating interest rate swap in 2004 with a notional amount as of March 31, 2009 of $400 million and a maturity date of December 15, 2013.

Prior to February 1, 2010, NRG may redeem all or a portion of the 2014 Senior Notes at a price equal to 100% of the principal amount plus a premium and accrued interest. The premium is the greater of (i) 1% of the principal amount of the note, or (ii) the excess of the principal amount of the note over the following: the present value of

103.625% of the note, plus interest payments due on the note from the date of redemption through February 1, 2010, discounted at a Treasury rate plus 0.50%. On or after February 1, 2010, NRG may redeem some or all of the notes at redemption prices set forth in the indenture, plus accrued and unpaid interest on the notes redeemed to the applicable redemption date.

Prior to February 1, 2011, NRG may redeem all or a portion of the 2016 Senior Notes at a price equal to 100% of the principal amount plus a premium and accrued interest. The premium is the greater of (i) 1% of the principal amount of the note, or (ii) the excess of the principal amount of the note over the following: the present value of 103.688% of the note, plus interest payments due on the note from the date of redemption through February 1, 2011, discounted at a Treasury rate plus 0.50%. On or after February 1, 2011, NRG may redeem some or all of the notes at redemption prices set forth in the indenture, plus accrued and unpaid interest on the notes redeemed to the applicable redemption date.

Prior to January 15, 2012, NRG may redeem up to 35% of the 2017 Senior Notes with net cash proceeds of certain equity offerings at a price of 107.375%, provided at least 65% of the aggregate principal amount of the notes issued remain outstanding after the redemption. Prior to January 15, 2012, NRG may redeem all or a portion of the Senior Notes at a price equal to 100% of the principal amount of the notes redeemed, plus a premium and any accrued and unpaid interest. The premium is the greater of (i) 1% of the principal amount of the note, or (ii) the excess of the principal amount of the note over the following: the present value of 103.688% of the note, plus interest payments due on the note from the date of redemption through January 15, 2012, discounted at a Treasury rate plus 0.50%. In addition, on or after January 15, 2012, NRG may redeem some or all of the notes at redemption prices set forth in the indenture, plus accrued and unpaid interest on the notes redeemed to the applicable redemption date.

Preferred Stock

As of March 31, 2009, NRG had 10,000,000 shares of preferred stock authorized. As of March 31, 2009, NRG’s outstanding preferred stock consisted of two series: the 4% Convertible Perpetual Preferred Stock, or 4% Preferred Stock, and the 3.625% Convertible Perpetual Preferred Stock, which is treated as Redeemable Preferred Stock, or 3.625% Preferred Stock.

Certain holders of NRG’s 5.75% convertible perpetual preferred stock, or 5.75% Preferred Stock, elected to convert their preferred shares into NRG common shares prior to the mandatory conversion date of March 16, 2009 at the minimum conversion rate of 8.2712. As of March 16, 2009, each remaining outstanding share of the 5.75% Preferred Stock automatically converted into shares of common stock at a rate of 10.2564, based upon the applicable market value of NRG’s common stock. As of March 31, 2009, 18,601,201 shares of NRG common stock had been issued in order to effect the mandatory conversion of the 5.75% Preferred Stock.

4%	Preferred Stock

As of March 31, 2009, approximately 419,790 shares of NRG’s 4% Preferred Stock were issued and outstanding at a liquidation value, net of issuance costs, of $406 million. Holders of the 4% Preferred Stock are entitled to receive, when declared by NRG’s Board of Directors, cash dividends at the rate of 4% per annum, or $40.00 per share per year, payable quarterly in arrears commencing on March 15, 2005. The 4% Preferred Stock is convertible, at the option of the holder, at any time into shares of NRG’s common stock at an initial conversion price of $20.00 per share. As of March 31, 2009, 210 shares of the 4% Preferred Stock were converted into 10,500 shares of common stock in 2009. On or after December 20, 2009, NRG may redeem, subject to certain limitations, some or all of the 4% Preferred Stock with cash at a redemption price equal to 100% of the liquidation preference, plus accumulated but unpaid dividends, including liquidated damages, if any, to the redemption date.

Should NRG be subject to a fundamental change, as defined in the Certificate of Designation of the 4% Preferred Stock, each holder of shares of the 4% Preferred Stock has the right, subject to certain limitations, to require NRG to purchase any or all of NRG’s shares of Preferred Stock at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, including liquidated damages, if any, to the date of purchase. Final determination of a fundamental change must be approved by our board of directors. Each holder of the 4% Preferred Stock has one vote for each share of the 4% Preferred Stock held by the holder on all matters voted upon by the holders of NRG common stock, as well as voting rights specifically provided for in NRG’s amended and restated certificate of incorporation or as otherwise, from time to time, required by law.

The 4% Preferred Stock is, with respect to dividend rights and rights upon liquidation, winding up or dissolution: junior to all of NRG’s existing and future debt obligations; junior to each other class or series of NRG’s capital stock other than (i) NRG’s common stock and any other class or series of NRG’s capital stock that provides that such class or series will rank junior to the 4% Preferred Stock, and (ii) any other class or series of NRG’s capital stock, the terms of which provide that such class or series will rank on a parity with the 4% Preferred Stock.

Redeemable Preferred Stock

3.625% Preferred Stock

On August 11, 2005, NRG issued 250,000 shares of 3.625% Preferred Stock, which is treated as Redeemable Preferred Stock, to the Credit Suisse Group in a private placement. As of March 31, 2009, 250,000 shares of the 3.625% Preferred Stock were issued and outstanding at a liquidation value, net of issuance costs, of $247 million. The 3.625% Preferred Stock has a liquidation preference of $1,000 per share. Holders of the 3.625% Preferred Stock are entitled to receive, out of legally available funds, cash dividends at the rate of 3.625% per annum, or $36.25 per share per year, payable in cash quarterly in arrears commencing on December 15, 2005.

Each share of the 3.625% Preferred Stock is convertible during the 90-day period beginning August 11, 2015 at the option of NRG or the holder. Holders tendering the 3.625% Preferred Stock for conversion shall be entitled to receive, for each share of 3.625% Preferred Stock converted, $1,000 in cash and a number of shares of NRG common stock equal to the product of (a) the greater of (i) the difference between the average closing share price of NRG common stock on each of the 20 consecutive scheduled trading days starting on the date 30 exchange business days immediately prior to the conversion date, or the Market Price, and $29.54 and (ii) zero, times (b) 50.77. The number of NRG common stock to be delivered under the conversion feature is limited to 16,000,000 shares. If upon conversion, the Market Price is less than $19.69, then the Holder will deliver to NRG cash or a number of shares of NRG common stock equal in value to the product of (i) $19.69 minus the Market Price, times (ii) 50.77. NRG may elect to make a cash payment in lieu of delivering shares of NRG common stock in connection with such conversion, and NRG may elect to receive cash in lieu of shares of common stock, if any, from the Holder in connection with such conversion. The conversion feature is considered an embedded derivative per SFAS 133 that is exempt from derivative accounting as it’s excluded from the scope pursuant to paragraph 11(a) of SFAS 133.

If a fundamental change occurs, the holders will have the right to require NRG to repurchase all or a portion of the 3.625% Preferred Stock for a period of time after the fundamental change at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends. The 3.625% Preferred Stock is senior to all classes of common stock, on parity with NRG’s 4% Preferred Stock, and junior to all of NRG’s existing and future debt obligations and all of NRG subsidiaries’ existing and future liabilities and capital stock held by persons other than NRG or its subsidiaries.

Credit Support and Collateral Arrangement

In connection with our power generation business, we manage the commodity price risk associated with our supply activities and our electric generation facilities. This includes forward power sales, fuel and energy purchases and emission credits. In order to manage these risks, we enter into financial instruments to hedge the variability in future cash flows from forecasted sales of electricity and purchases of fuel and energy. We utilize a variety of instruments including forward contracts, futures contracts, swaps and options. Certain of these contracts allow counterparties to require us to provide credit support. This credit support consists of letters of credit, cash, guarantees and liens on our assets. As of March 31, 2009, balances of the credit support provided in support of these contracts were approximately $222 million for letters of credit, $176 million for cash margin, and $1,021 million for parental guarantees. As of March 31, 2009, there was no exposure to out-of-the-money positions to counterparties on hedges under either the first or second liens.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the provisions of the Internal Revenue Code (the “Code”), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This summary deals only with holders that purchase notes at their original issuance at their issue price (the first price at which a substantial amount of the notes is sold for money to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships or investors in such entities or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the U.S., and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, constructive sale, or other integrated transaction, or situations in which the “functional currency” of a U.S. holder (as defined below) is not the U.S. dollar. Moreover, the effect of any applicable estate, state, local or non-U.S. tax laws is not discussed.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE ESTATE TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

IRS Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, prospective purchasers of the notes are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus or any document referred to herein is not intended or written to be used, and cannot be used by prospective purchasers for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) prospective purchasers should seek advice based on their particular circumstances from an independent tax advisor in determining the tax consequences to them of the purchase, ownership and disposition of the notes.

The term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

(1) an individual citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the “substantial presence” test under Section 7701(b) of the Code;

(2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof (including the District of Columbia);

(3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(4) a trust, if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more “U.S. persons” within the meaning of the Code has the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

The term “non-U.S. holder” means a beneficial owner of a note that is neither a partnership nor a U.S. holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.

A holder that is a partner of a partnership purchasing the notes should consult with its own tax advisor about the U.S. federal income tax consequences of purchasing, holding and disposing of the notes.

U.S. Holders

Stated Interest.  The stated interest on a note will be included in the gross income of a U.S. holder as ordinary income at the time such interest is accrued or received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount.  The notes will be treated as being issued with original issue discount, or OID, for U.S. federal income tax purposes. The amount of OID on a note will equal the excess of the “stated redemption price at maturity” of the note over its “issue price.” Generally, the “issue price” of a note is the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note is the total of all payments to be made under the note other than “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed ate or at certain floating rates that properly take into account the length of the interval between stated interest payments). In this case, the “stated redemption price at maturity” is expected to equal the principal amount of the notes since the stated interest payments should be considered “qualified stated interest.”

Each U.S. Holder must include in income for a given taxable year the daily portion of the OID that accrues on the note for each day during the taxable year on which such U.S. Holder holds the note. Thus, a U.S. Holder of a note will be required to include amounts in income in advance of the receipt of cash to which the OID is attributable. A daily portion of OID is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued during such period. Applicable Treasury Regulations permit a U.S. Holder to use accrual periods of any length from one day to one year to compute accruals of OID, provided that the yield to maturity is adjusted to reflect the accrual period selected, and further provided that each scheduled payment of principal or interest occurs either on the first or the last day of an accrual period.

The amount of OID that accrues with respect to any accrual period is the product of the note’s “adjusted issue price” at the beginning of the accrual period and the note’s “yield to maturity” less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of each note at the start of any accrual period equals the sum of the issue price of such note and the aggregate amount of previously accrued OID, less any prior payments on the note other than payments of qualified stated interest. The yield to maturity of the notes generally is the discount rate that, when applied to all payments to be made on the notes, produces a present value equal to the issue price of the notes.

A U.S. Holder may elect to include in income all interest that accrues on the notes using the constant-yield method applicable to OID described above, subject to certain limitations and exceptions. For purposes of this election, interest generally includes stated interest and OID. If this election is made for the notes, then, to apply the constant-yield method: (i) the issue price of the notes will equal its cost, (ii) the issue date of the notes will be the date it was acquired, and (iii) no payments on the notes will be treated as payments of qualified stated interest. A U.S. Holder must make this election for the taxable year in which the notes are acquired, and may not revoke the election without the consent of the IRS. U.S. Holders should consult with their own tax advisors before making this election.

Additional Interest.  In certain circumstances (see “Description of the Notes — Repurchase at the Option of Holders — Change of Control Triggering Event” and “Description of the Notes — Optional Redemption”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. It is possible that the IRS could assert that the additional amounts which we would be obliged to pay is a “contingent payment.” In that case, the notes may be treated as contingent payment debt instruments for U.S. federal income tax purposes, with the result that the timing, amount of income included and the character of income recognized may be different from the consequences discussed herein. However, the Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies which are remote or incidental as of the issue date are ignored. We believe that as of the issue date the likelihood of our paying additional amounts is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. In addition, we have the option to redeem all or a portion of the notes at certain times prior to the maturity date at a premium. Under applicable Treasury regulations, we will be deemed to exercise any option to redeem the notes if the exercise of such option would lower the yield of the debt instrument. We believe, and intend to take the position for purposes of determining yield and maturity (for purposes of the OID provisions of the Code), that we will not be treated as having exercised any option to redeem the notes under these rules. Such determination by us is binding on all U.S. holders unless a U.S. holder discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. holder might be required to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount, the character and timing of the income recognized by a U.S. holder. This discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes.  Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (not including the amount allocable to accrued and unpaid interest) and (ii) that holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note. A U.S. holder’s adjusted tax basis in a note generally will equal that holder’s cost reduced by any principal payments received, plus any OID previously included in income with respect to the note. The capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the note is more than one year at the time of sale, exchange, redemption or other taxable disposition. The deductibility of capital losses is subject to limitation.

A U.S. holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale and has not been previously included in income.

Information Reporting and Backup Withholding Tax.  In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest on a note (including OID and the payment of liquidated damages) and payments of the proceeds of the sale or other disposition of a note to certain non-corporate U.S. holders. The payor (which may be us or an intermediate payor) will be required to withhold backup withholding tax at the applicable statutory rate if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or establish an exemption from backup withholding, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting with respect to interest or dividends described in Section 3406(c) of the Code or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and such U.S. holder is not subject to backup withholding under the Code. Certain holders (including among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. U.S. holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

Interest.  Interest paid to a non-U.S. holder (including OID) will not be subject to U.S. federal income or withholding tax of 30% (or, if applicable, a lower rate under an applicable income tax treaty) under the “portfolio interest” exception of the Code provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through sufficient stock ownership and is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	either (1) the non-U.S. holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “U.S. person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a “U.S. person” and provides us or our paying agent with a copy of such statement or (3) the non-U.S. holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied; and

•	the interest is not effectively connected with such holder’s conduct of a trade or business within the U.S.

Even if the above conditions are not met, a non-U.S. holder may be entitled to an exemption from U.S. federal withholding tax if the interest is effectively connected to a U.S. trade or business as described below or to a reduction in or an exemption from U.S. federal income and withholding tax on interest under an income tax treaty between the U.S. and the non-U.S. holder’s country of residence. To claim a reduction or exemption under an income tax treaty, a non-U.S. holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-U.S. holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

The certification requirements described above may in some circumstances require a non-U.S. holder that claims the benefit of an income tax treaty to also provide its U.S. taxpayer identification number on IRS Form W-8BEN.

Additional Interest.  We believe that the possibility of additional interest is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. This discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. See “— U.S. Holders — Additional Interest.”

Sale, Exchange, Redemption or other Taxable Disposition of Notes.  A non-U.S. holder of a note generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on a sale, exchange, redemption or other taxable disposition of the note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “— Non-U.S. Holders — Interest”) unless (i) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met.

U.S. Trade or Business.  If interest (including OID) or gain from a disposition of the notes is effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business and, if an income tax treaty applies and the non-U.S. holder maintains a U.S. “permanent establishment” to which the interest or gain is attributable, the non-U.S. holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note may also be subject to a branch profits tax equal to

30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note (including OID) or gain realized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the U.S.

Information Reporting and Backup Withholding Tax.  U.S. backup withholding tax generally will not apply to payments on a note to a non-U.S. holder if the non-U.S. holder is exempt from withholding tax on interest as described above in “— Non-U.S. Holders — Interest.” However, information reporting may still apply with respect to interest payments (including OID).

Payment of proceeds made to a non-U.S. holder outside the U.S. from a disposition of notes effected through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting. However, payment of proceeds from a disposition of notes by a non-U.S. holder effected through a non-U.S. office of a broker may be subject to information reporting (but generally not backup withholding) if the broker is (i) a U.S. person (within the meaning of the Code); (ii) a controlled foreign corporation for Untied States federal income tax purposes; (iii) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

Non-U.S. holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

UNDERWRITING

We intend to offer the notes through the underwriters. Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below:

Principal
Underwriter	Amount

Morgan Stanley & Co. Incorporated	$
Citigroup Global Markets Inc.
Banc of America Securities LLC
BNP Paribas Securities Corp.
ING Financial Markets LLC
Natixis Bleichroeder Inc.
RBS Securities Inc.
TD Securities (USA) LLC
Wedbush Morgan Securities Inc.

Total	$700,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price specified on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.375% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.25% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $300,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure that an active public market for the notes will develop or that any trading market that does develop for the notes will be liquid. If an active public trading market for any series of the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in connection with the offering, i.e., if they sell more notes than are specified on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Each of Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., ING Financial Markets LLC, Natixis Bleichroeder Inc., RBS Securities Inc. and certain of their respective affiliates are lenders under, and receive customary fees and expenses in connection with, certain of our credit facilities, including our senior secured credit facility. See “Description of Certain Other Indebtedness and Preferred Stock.”

Certain affiliates of Banc of America Securities LLC are party to the transitional credit sleeve and reimbursement agreement entered into by Reliant Energy Power Supply, LLC, RERH Holdings, LLC, Reliant Energy Retail Holdings, LLC, Reliant Energy Retail Services, LLC and RE Retail Receivables, LLC (each such entity an indirect wholly-owned subsidiary of NRG), in connection with NRG’s acquisition of Reliant Energy. These affiliates will receive customary fees and expenses pursuant to this agreement. See “Summary — Recent Developments — Acquisition of Reliant Energy.”

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial lending and banking services or dealings (including hedging transactions) in the ordinary course of business with us. They have received, or may receive, customary fees and commissions for these transactions.

UnionBanc Investment Services LLC, a Financial Industry Regulatory Authority member and subsidiary of Union Bank, N.A., is being paid a referral fee by Wedbush Morgan Securities Inc.

LEGAL MATTERS

The validity of the notes offered hereby and certain other matters will be passed upon for NRG by Kirkland & Ellis LLP, Chicago, Illinois. The Underwriters have been represented in connection with this offering by Latham & Watkins LLP, New York, New York.

PROSPECTUS

NRG Energy, Inc.

Debt Securities
Preferred Stock
Common Stock

NRG Energy, Inc., from time to time, may offer to sell senior or subordinated debt securities, preferred stock, and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is traded on the New York Stock Exchange under the symbol “NRG”.

See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2009.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to “NRG,” “the Company,” “we,” “us” and “our” and similar terms refer to NRG Energy, Inc. and its direct and indirect subsidiaries on a consolidated basis. References to our “common stock” or our “preferred stock” refer to the common stock or preferred stock of NRG Energy, Inc.

i

OUR COMPANY

NRG Energy, Inc., or NRG or the Company, is a wholesale power generation company with a significant presence in major competitive power markets in the United States. NRG is engaged in the ownership, development, construction and operation of power generation facilities, the transacting in and trading of fuel and transportation services, and the trading of energy, capacity and related products in the regional markets in the US and select international markets where its generating assets are located.

As of December 31, 2008, NRG had a total global portfolio of 189 active operating fossil fuel and nuclear generation units, at 48 power generation plants, with an aggregate generation capacity of approximately 24,005 MW, and approximately 550 MW under construction which includes partners’ interests of 275 MW. In addition, NRG has ownership interests in two wind farms representing an aggregate generation capacity of 270 MW, which includes partner interests of 75 MW. Within the US, NRG has one of the largest and most diversified power generation portfolios in terms of geography, fuel-type and dispatch levels, with approximately 22,925MW of fossil fuel and nuclear generation capacity in 177 active generating units at 43 plants and ownership interests in two wind farms representing 195MW of wind generation capacity. These power generation facilities are primarily located in Texas (approximately 11,010 MW, including the 195 MW from the two wind farms), the Northeast (approximately 7,020 MW), South Central (approximately 2,845 MW), and West (approximately 2,130 MW) regions of the US, and approximately 115 MW of additional generation capacity from the Company’s thermal assets.

NRG’s principal domestic power plants consist of a mix of natural gas-, coal-, oil-fired, nuclear and wind facilities, representing approximately 45%, 33%, 16%, 5% and 1% of the Company’s total domestic generation capacity, respectively. In addition, 15% of NRG’s domestic generating facilities have dual or multiple fuel capacity, which allows plants to dispatch with the lowest cost fuel option.

NRG’s domestic generation facilities consist of intermittent, baseload, intermediate and peaking power generation facilities, the ranking of which is referred to as Merit Order, and include thermal energy production plants. The sale of capacity and power from baseload generation facilities accounts for the majority of the Company’s revenues and provides a stable source of cash flow. In addition, NRG’s generation portfolio provides the Company with opportunities to capture additional revenues by selling power during periods of peak demand, offering capacity or similar products to retail electric providers and others, and providing ancillary services to support system reliability. We were incorporated as a Delaware corporation on May 29, 1992. Our common stock is listed on the New York Stock Exchange under the symbol “NRG”. Our headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500. Our website is www.nrgenergy.com. Information on our website is not part of this prospectus and is not incorporated into this prospectus by reference.

You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the other reports we file with the Securities and Exchange Commission. See “Where You Can Find More Information.”

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended

(the “Exchange Act”). The words “believes”, “projects”, “anticipates”, “plans”, “expects”, “intends”, “estimates” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause NRG Energy, Inc.’s actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, risks, and uncertainties include the factors described under Risks Related to NRG in Part I, Item 1A, of the Company’s Annual Report on Form 10-K, including the following:

•	General economic conditions, changes in the wholesale power markets and fluctuations in the cost of fuel;

•	Hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that NRG may not have adequate insurance to cover losses as a result of such hazards;

•	The effectiveness of NRG’s risk management policies and procedures, and the ability of NRG’s counterparties to satisfy their financial commitments;

•	Counterparties’ collateral demands and other factors affecting NRG’s liquidity position and financial condition;

•	NRG’s ability to operate its businesses efficiently, manage capital expenditures and costs tightly, and generate earnings and cash flows from its asset-based businesses in relation to its debt and other obligations;

•	NRG’s ability to enter into contracts to sell power and procure fuel on acceptable terms and prices;

•	The liquidity and competitiveness of wholesale markets for energy commodities;

•	Government regulation, including compliance with regulatory requirements and changes in market rules, rates, tariffs and environmental laws and increased regulation of carbon dioxide and other greenhouse gas emissions;

•	Price mitigation strategies and other market structures employed by independent system operators, or ISOs, or regional transmission organizations, or RTOs, that result in a failure to adequately compensate NRG’s generation units for all of its costs;

•	NRG’s ability to borrow additional funds and access capital markets, as well as NRG’s substantial indebtedness and the possibility that NRG may incur additional indebtedness going forward;

•	Operating and financial restrictions placed on NRG and its subsidiaries that are contained in the indentures governing NRG’s outstanding notes, in NRG’s Senior Credit Facility, and in debt and other agreements of certain of NRG subsidiaries and project affiliates generally;

•	NRG’s ability to implement its RepoweringNRG strategy of developing and building new power generation facilities, including new nuclear units and wind projects;

•	NRG’s ability to implement its econrg strategy of finding ways to meet the challenges of climate change, clean air and protecting our natural resources while taking advantage of business opportunities; and

•	NRG’s ability to achieve its strategy of regularly returning capital to shareholders.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the periods indicated are stated below. For this purpose, “earnings” include pre-tax income (loss) before adjustments for minority interest in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges and distributed income of equity investees, reduced by interest capitalized. “Fixed charges” include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. “Preference dividends” equals the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

	Year Ended December 31,
	2008		2007		2006		2005		2004

Ratio of Earnings to Fixed Charges	3.44	x	2.28	x	2.38	x	1.57	x	1.93	x
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	3.04	x	2.02	x	2.09	x	1.32	x	1.92	x

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We may offer secured or unsecured debt securities, which may be convertible. Our debt securities and any related guarantees will be issued under an indenture to be entered into between us and Law Debenture Trust Company of New York. Holders of our indebtedness will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries that do not guarantee our payment obligations under such indebtedness.

We have summarized certain general features of the debt securities from the indenture. A form of indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	whether securities issued by us will be entitled to the benefits of the guarantees or any other form of guarantee;

•	conversion or exchange into other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption (including upon a “change of control”) or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	conversion or exchange features;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 or $5,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and as otherwise described in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture, the debt securities and the guarantees shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law.

DESCRIPTION OF PREFERRED STOCK

The following briefly summarizes the general terms of the preferred stock we may offer, other than pricing and related terms that will be disclosed in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by us, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our Amended and Restated Certificate of Incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The Amended and Restated Certificate of Incorporation is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

As of the date of this prospectus, we are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. As of February 12, 2009, 419,900 shares of 4% Convertible Perpetual Preferred Stock were outstanding, 250,000 shares of 3.625% Convertible Perpetual Preferred Stock were outstanding, and 1,699,280 shares of the 5.75% Mandatory Convertible Preferred Stock were outstanding.

Under our Amended and Restated Certificate of Incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series.

Prior to the issuance of any series of preferred stock, our Board of Directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the Amended and Restated Certificate of Incorporation. The term “Board of Directors” includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our Board of Directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our or our subsidiaries’ officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our Board of Directors.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in the prospectus supplement relating to the shares of a series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below on the record dates fixed by the Board of Directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities.

Redemption and Sinking Fund

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the option of the holder thereof and may be mandatorily redeemed. Any partial redemptions of preferred stock will be made in a way that the Board of Directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

No series of preferred stock will receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our Amended and Restated Certificate of Incorporation, which is incorporated by reference into the registration statement of which this prospectus forms a part. As of the date of this prospectus, we are authorized to issue up to 500,000,000 shares of common stock, $0.01 par value per share. As of February 9, 2009, we had outstanding 236,232,031 shares of our common stock.

Liquidation Rights

Upon voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock.

Dividends

Except as otherwise provided by the Delaware General Corporation Law or our Amended and Restated Certificate of Incorporation, the holders of our common stock, subject to the rights of holders of any series of preferred stock, shall share ratably in all dividends as may from time to time be declared by our Board of Directors in respect of our common stock out of funds legally available for the payment thereof and payable in cash, stock or otherwise, and in all other distributions (including, without limitation, our dissolution, liquidation and winding up), whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, after payment of liabilities and liquidation preference on any outstanding preferred stock.

Voting Rights

Except as otherwise provided by the Delaware General Corporation Law or our certificate of incorporation and subject to the rights of holders of any series of preferred stock, all the voting power of our stockholders shall be vested in the holders of our common stock, and each holder of our common stock shall have one vote for each share held by such holder on all matters voted upon by our stockholders.

Subject to the rights of holders of any outstanding shares of preferred stock to act by written consent, our stockholders may not take any action by written consent in lieu of a meeting and must take any action at a duly called annual or special meeting of stockholders.

The affirmative vote of holders of at least two-thirds of the combined voting power of our outstanding shares eligible to vote in the election of directors is required to alter, amend or repeal provisions in the Amended and Restated Certificate of Incorporation regarding indemnification, classification of directors, action by written consent and changes to voting requirements applicable to such provisions.

Conversion and Exchange

Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock.

Transfer Agent

The transfer agent for the common stock is Bank of New York Mellon.

Board of Directors; Classification of Directors

Except as otherwise provided in our Amended and Restated Certificate of Incorporation or any duly authorized certificate of designations of any series of preferred stock, directors are elected by a plurality of the votes of the shares entitled to vote in the election of directors present in person or represented by proxy at the meeting of the stockholders at which directors are elected.

At each annual meeting of stockholders, our directors are elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election is not so held, such election will take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law (“DGCL”). Our directors are divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. At each annual meeting, directors to replace those of a class whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting and until their respective successors have been duly elected and qualified. If the number of directors is changed, any newly created directorships or decrease in directorships will be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

Miscellaneous

Holders of our common stock have no preemptive or other rights to subscribe for or purchase additional securities of ours. We are subject to Section 203 of the DGCL. Shares of our common stock are not subject to calls or assessments. No personal liability will attach to holders of our common stock under the laws of the State of Delaware (our state of incorporation) or of the State of New Jersey (the state in which our principal place of business is located). All of the outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed and traded on the New York Stock Exchange under the symbol “NRG.”

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Kirkland & Ellis LLP, Chicago, Illinois will issue an opinion about certain legal matters with respect to the securities. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of NRG Energy, Inc. (the “Company”) as of December 31, 2008, and for the years in the three year period ended December 31, 2008 and the assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, included in the Company’s Form 10-K, which is incorporated by reference in this registration statement, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. NRG’s SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) are incorporated by reference herein:

•	Our annual report on Form 10-K for the year ended December 31, 2008 filed on February 12, 2009.

•	Our current reports on Form 8-K filed on January 7, 2009 and January 30, 2009.

•	The description of our common stock contained in the Registration Statement on Form 8-A dated March 22, 2004 filed with the SEC to register such securities under the Exchange Act including any amendment or report filed for the purpose of updating such description.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:
NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
(609) 524-4500
Attention: Corporate Secretary

You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

NRG Energy, Inc.

Debt Securities
Preferred Stock
Common Stock

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.